Exhibit 10.1
EXECUTION COPY

THIS PLAN SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS PLAN SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.
PLAN SUPPORT AGREEMENT
This PLAN SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 13.02, this “Agreement”) is made and entered into as of May 8, 2019 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iv) of this preamble, collectively, the “Parties”):1

i.
Vanguard Natural Resources, Inc., a company incorporated under the Laws of Delaware (“Vanguard”), and each of its affiliates that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Stakeholders (the Entities in this clause (i), collectively, the “Company Parties”);

ii.
the undersigned holders of Revolving Credit Facility Claims and Secured Swap Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting Revolving Lenders”);

iii.
the undersigned holders of Term Loan Claims (excluding holders of Term Loan Claims that are members of the Ad Hoc Term Loan Lender Group) that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iii), collectively, the  “Consenting Term Loan Lenders,” and, together with the Consenting Revolving Lenders and the Ad Hoc Term Loan Lender Group, the “Consenting Lenders”);[2]

iv.
the members of the Ad Hoc Term Loan Lender Group, in their capacity as holders of Term Loan Claims, that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties; and

______________________

1	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

2	For purposes of this Agreement, the term “Consenting Lenders” shall mean the business unit defined in the signature blocks appended hereto for each such Consenting Lender.

v.
the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Senior Notes that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (v), solely to the extent collectively holding at least 66 2/3% of the aggregate outstanding principal amount and at least 50.1% in number of Senior Note Claims, collectively, the “Consenting Senior Noteholders,” collectively, with the other Entities in clause (ii)-(iv), the “Consenting Stakeholders”).

RECITALS
WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arm’s-length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as set forth in the chapter 11 plan attached hereto as Exhibit A (the “Plan”), and such transactions as described in this Agreement, the Term Sheets (defined below), and the Plan (collectively, the “Restructuring Transactions”);
WHEREAS, the Company Parties intend to implement the Restructuring Transactions, through the voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, commenced by the Company Parties on March 31, 2019 (the “Chapter 11 Cases”);
WHEREAS, certain Consenting Revolving Lenders and/or their affiliates have provided, on a committed basis, the Company Parties with superpriority debtor-in-possession financing (the “DIP Facility”) as set forth in the DIP Motion (defined below), the terms of which have been approved on an interim basis pursuant to the Interim DIP Order (defined below);
WHEREAS, certain Consenting Revolving Lenders and/or affiliates that are DIP Secured Parties have agreed to “roll” each of their respective DIP Facility Claims into the Exit RBL Facility on the terms set forth in the term sheet attached to this Agreement as Exhibit B (the “Exit Facilities Term Sheet”);
WHEREAS, the Restructuring Transactions also contemplate (i) the issuance of certain preferred securities on the terms set forth in the term sheet attached to this Agreement as Exhibit C (the “Preferred Equity Term Sheet” and, together with the Exit Facilities Term Sheet, the “Term Sheets”), (ii) the issuance of shares of New Common Equity (defined below) on the terms set forth in the Plan and Plan Supplement, and (iii) the potential implementation of a management incentive plan (the “Management Incentive Plan” and the terms setting forth the Management Incentive Plan, if any, as set forth in the Plan Supplement, the “MIP Term Sheet”);
WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement, the Plan, and the Term Sheets.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT
Section 1.Definitions and Interpretation.
1.01.    Definitions. The following terms shall have the following definitions:
“Acceptable Plan” shall have the meaning set forth in Section 5.02 of this Agreement.
“Ad Hoc Term Loan Lender Group” means the holders of Term Loan Claims represented by the Ad Hoc Term Loan Lender Group Advisors.
“Ad Hoc Term Loan Lender Group Advisors” means Brown Rudnick, Quinn Emanuel, and Perella Weinberg.
“Agent” means any administrative agent, collateral agent, or similar Entity under the Credit Facility, including any successors thereto.
“Agents/Trustees” means, collectively, each of the Agents and Trustees.
“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 13.02 (including the Plan and the Term Sheets).
“Agreement Effective Date” means the date on which the conditions set forth in Section 2 of this Agreement have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.
“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.
“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, financing, joint venture, partnership, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, debtor-in-possession financing, exit financing, use of cash collateral, share exchange, business combination, or similar transaction, in each case to the extent received after the Agreement Effective Date, involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.
“Amended Management Employment Agreements” means (i) the existing management compensation plans, and/or indemnification agreements of, or for the benefit of, the directors, officers, and management level employees of any of the Company Parties in existence on the Agreement Effective Date; and (ii) the Existing Employment Agreements, in each case, as amended to include the following terms, as shall be set forth in the form of amended employment agreement to be filed with the Plan Supplement: (y) each employment agreement shall provide that the occurrence of the Effective Date constitutes a Change of Control (as defined therein) and (z) the definition of “Good Reason” as set forth in each employment agreement shall be amended to include termination by the respective employee of the employment agreement within the 30-day period commencing on the three (3) month anniversary of the Effective Date (upon 30 days’ written notice to the Reorganized Debtors).
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.
“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.
“Breaching Senior Noteholder Event” has the meaning set forth in Section 13.20(c) of this Agreement.
“Breaching Stakeholder” has the meaning set forth in Section 11.02(a) of this Agreement.
“Breaching Ad Hoc Term Loan Lender Group Event” has the meaning set forth in Section 13.20(c) of this Agreement.
“Brown Rudnick” means Brown Rudnick LLP as counsel to the Ad Hoc Term Loan Lender Group.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of Texas.
“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.
“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.
“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the DIP Facility Claims, the Term Loan Claims, the Revolving Credit Facility Claims, the Secured Swap Claims, and the Senior Notes Claims.
“Company Parties” has the meaning set forth in the recitals to this Agreement.
“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.
“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order (and any exhibits, appendices, and related documents) shall be materially consistent with this Agreement, including Section 3.02 of this Agreement, which order shall also approve the Debtors’ entry into and performance under this Agreement.

“Consenting Agent Advisors” means (i) Latham & Watkins LLP, (ii) RPA Advisors, LLC, (iii) one local counsel in each applicable jurisdiction, and (iv) such other consultants, advisors, and/or professionals as reasonably required by the Agent and approved by the Company Parties (which consent shall not be unreasonably withheld).
“Consenting Lenders” has the meaning set forth in the preamble to this Agreement.
“Consenting Revolving Lender Advisors” means those consultants, advisors, and/or professionals as reasonably required by the Consenting Revolving Lenders and approved by the Company Parties (which consent shall not be unreasonably withheld).
“Consenting Revolving Lenders” has the meaning set forth in the preamble to this Agreement.
“Consenting Senior Noteholder Advisors” means Davis Polk and Porter Hedges.
“Consenting Senior Noteholders” has the meaning set forth in the preamble to this Agreement.
“Consenting Stakeholder Advisors” means (a) the Consenting Agent Advisors, (b) the Consenting Revolving Lender Advisors, (c) the Ad Hoc Term Loan Lender Group Advisors, and (d) the Consenting Senior Noteholder Advisors, solely to the extent the Consenting Senior Noteholders are party to this Agreement.
“Consenting Stakeholder Fees and Expenses” has meaning set forth in Section 13.20(a) of this Agreement.
“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.
“Consenting Term Loan Lenders” has the meaning set forth in the preamble to this Agreement.
“Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of August 1, 2017, by and among Vanguard Natural Gas, LLC, Citibank N.A., as administrative agent, and the financial institutions thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Credit Facility” means, collectively, the Revolving Credit Facility and the Term Loan Facility outstanding under the Credit Agreement.
“Credit Facility Claims” means any Claim on account of the Credit Facility.
“Davis Polk” means Davis Polk & Wardwell LLP as counsel to the Consenting Senior Noteholders.
“Debtors” means the Company Parties that have commenced Chapter 11 Cases.

“Definitive Documents” means the documents listed in Section 3.01 of this Agreement.
“DIP Agent” means the “Administrative Agent,” as defined in the DIP Credit Agreement.
“DIP Credit Agreement” means the post-petition debtor-in-possession credit agreement for the DIP Facility entered into in accordance with the Interim DIP Order (as the same may be amended, amended and restated, modified or supplemented from time to time in accordance with its terms).
“DIP Facility” has the meaning set forth in the preamble to this Agreement.
“DIP Facility Claims” means any Claim on account of the DIP Facility.
“DIP Lenders” means the “Lenders,” as defined in the DIP Credit Agreement.
“DIP Loan Documents” means the DIP Credit Agreement for the DIP Facility entered into in accordance with the DIP Orders by the Company Parties and the lenders party thereto, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith, which, on and after the Agreement Effective Date, shall be in form and substance acceptable to the Company Parties and the DIP Secured Parties.
“DIP Motion” means the Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Adequate Protection to the Prepetition First Lien Secured Parties and the Prepetition Secured Parties Pursuant to Sections 361, 362, 363, and 364 of the Bankruptcy Code, (IV) Granting Liens and Superpriority Claims, (V) Modifying the Automatic Stay, and (VI) Scheduling a Final Hearing [Docket No. 26].
“DIP Orders” means collectively the Interim DIP Order and the Final DIP Order.
“DIP Secured Parties” means the DIP Lenders together with the DIP Agent and the Issuing Banks and the other Secured Parties (each as defined in the DIP Credit Agreement).
“Disclosed Letters” has the meaning set forth in Section 4.01(b)(vii) of this Agreement.
“Disclosure Statement” means the disclosure statement, including any exhibits, appendices and related documents, for the Plan, as amended, supplemented, or otherwise modified from time to time by the Bankruptcy Court or otherwise, that describes the Plan and is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure and other applicable law, and which shall be consistent with this Agreement, including Section 3.02 of this Agreement.
“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).
“Execution Date” has the meaning set forth in the preamble to this Agreement.
“Executory Contract or Unexpired Lease” means any contract or unexpired lease to which one or more of the Company Parties is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.
“Existing Employment Agreement” means each of the agreements in place as between the Company Parties and each of the Chief Executive Officer, Chief Financial Officer, and General Counsel and Corporate Secretary as of the Petition Date.
“Exit Facilities” has the meaning set forth in the preamble to this Agreement.
“Exit Facilities Term Sheet” has the meaning set forth in the preamble to this Agreement.
“Exit Financing Documents” means the agreements memorializing any exit financing facilities, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, intercreditor agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with any exit financing, which shall be in form and substance consistent in all material respects with this Agreement and the Exit Facilities Term Sheet, and otherwise acceptable to the Company Parties, the Required Consenting Revolving Lenders, and the DIP Secured Parties.
“Final DIP Order” means the final order or orders of the Bankruptcy Court approving the DIP Facility on a final basis and authorizing the use of cash collateral, which shall be in form and substance acceptable to the Company Parties and the DIP Secured Parties.
“Final Order” means an order or judgment of the Bankruptcy Court, as entered on the docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified, or amended, that is not the subject of a pending appeal, and for which the applicable time period for seeking an appeal has expired.
“Interim DIP Order” means the Interim Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Adequate Protection to the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties Pursuant to Sections 361, 362, 363, and 364 of the Bankruptcy Code, (IV) Granting Liens

and Superpriority Claims, (V) Modifying the Automatic Stay, And (VI) Scheduling a Final Hearing [Docket No. 120].
“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit E.
“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).
“Material Agreement” means any agreement, whether or not an Executory Contract or Unexpired Lease, the termination, modification, or amendment of which would, under the Bankruptcy Code, require obtaining Bankruptcy Court approval; provided, however, that (i) the Existing Employment Agreements and the Amended Management Employment Agreements shall not be Material Agreements and (ii) any agreement contemplated to impose an obligation on the Company Parties and/or Reorganized Debtors of less than the Material Agreement Threshold shall not be a Material Agreement.
“Material Agreement Threshold” means a cash obligation of the Company Parties and/or Reorganized Debtors under any agreement of $1,000,000.00 on an annual basis.
“Material Executory Contract or Unexpired Lease” means any Executory Contract or Unexpired Lease the termination, modification, or amendment of which would, under the Bankruptcy Code, require obtaining Bankruptcy Court approval; provided, however, that (i) the Existing Employment Agreements and the Amended Management Employment Agreements shall not be Material Executory Contracts or Unexpired Leases and (ii) any agreement contemplated to impose an obligation on the Company Parties and/or Reorganized Debtors of less than the Material Agreement Threshold shall not be a Material Executory Contract or Unexpired Lease.
“Management Incentive Plan” has the meaning set forth in the preamble to this Agreement.
“New Common Equity” means the new common stock or new common equity issued by Reorganized Vanguard.
“New Common Equity Documents” means the agreements memorializing the terms of the issuance of the New Common Equity in accordance with the Plan, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing), which shall be in form and substance consistent with this Agreement and the Term Sheets, and shall otherwise be reasonably acceptable to the Company Parties, the Required Consenting Revolving Lenders, the Required Ad Hoc Term Loan Lender Group, and the Required Consenting Term Loan Lenders.
“New Governance Documents” means the corporate governance documents, including the limited liability company agreement and other organizational documents, of Reorganized Vanguard and the Reorganized Debtors, which shall be in form and substance reasonably acceptable to the Company Parties, the Required Consenting Revolving Lenders, the Required Ad Hoc Term Loan Lender Group, and the Required Consenting Term Loan Lenders; provided that consent of the Required Consenting Senior Noteholders, if any, to the terms of the limited liability company agreement shall be required solely to the extent such terms may adversely affect the rights of any Consenting Senior Noteholders to receive distributions on account of the New Common Equity.
“Non-Breaching Stakeholder” has the meaning set forth in Section 11.02(a) of this Agreement.
“Non-Executive Incentive Fund” means the fund, in an amount to be determined (which amount shall be reasonably acceptable to the Company Parties, the Required Consenting Revolving Lenders, the Required Ad Hoc Term Loan Lender Group, and the Required Consenting Term Loan Lenders), to be established after the Effective Date by the Reorganized Debtors, the proceeds of which shall be distributed to non-executive employees after the Effective Date in furtherance of the Reorganized Debtors’ business plan, and on such other terms and conditions to be set forth in the Plan Supplement.
“Parties” has the meaning set forth in the preamble to this Agreement.
“Perella Weinberg” means Perella Weinberg Partners LP and Tudor, Pickering, Holt & Co. as financial advisors to the Ad Hoc Term Loan Lender Group.
“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 8.01 of this Agreement.
“Petition Date” means March 31, 2019.
“Plan” has the meaning set forth in the preamble to this Agreement.
“Plan Documents” means all material agreements, instruments, pleadings, orders or other related documents utilized to implement the Restructuring Transactions and to obtain confirmation of the Plan, including, but not limited to, this Agreement, the Term Sheets, the Plan, the Plan Supplement (including the form of the Management Incentive Plan, if any), any stock purchase agreement, investment agreement, equity transfer agreement, stockholder agreement, equity commitment agreement, Exit Financing Documents, the Preferred Equity Documents, the New Common Equity Documents, the Disclosure Statement, the motion to approve the Disclosure Statement, the order approving the Disclosure Statement, the ballots, the motion to approve the form of ballots and solicitation procedures, the order of the Bankruptcy Court approving the form of ballots and solicitation procedures and the Confirmation Order, each of which shall (i) contain terms and conditions materially consistent with this Agreement and the Term Sheets, including Section 3.02 of this Agreement, and (ii) as applicable, be filed with the Bankruptcy Court.
“Plan Effective Date” means the first Business Day on or after the date of confirmation of the Plan on which (i) no stay of the Confirmation Order is in effect and (ii) the conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof.
“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court, in each case consistent with this Agreement, including Section 3.02 of this Agreement.
“Porter Hedges” means Porter Hedges LLP as counsel to the Consenting Senior Noteholders.
“Preferred Equity” means the shares of new Class A and Class B preferred equity interests issued by Reorganized Vanguard.
“Preferred Equity Documents” means the agreements memorializing the terms of the issuance of the Preferred Equity in accordance with the Preferred Equity Term Sheet, including any amendments, modifications, supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing), which shall be in form and substance consistent in all material respects with this Agreement and the Preferred Equity Term Sheet attached to this Agreement as Exhibit C, including Section 3.02 of this Agreement.
“PSA Milestones” has the meaning set forth in Section 6.01(a) of this Agreement.
“Qualified Marketmaker” means an Entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (ii) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).
“Quinn Emanuel” means Quinn Emanuel Urquhart & Sullivan, LLP as counsel to the Ad Hoc Term Loan Lender Group.
“Reorganized Debtor” means either (i) each of the affiliates of Vanguard listed on Schedule 2 of this Agreement hereto that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Stakeholders, as reorganized pursuant to and under the Plan, or any successor or assign thereto, by merger, amalgamation, consolidation or otherwise, on or after the Plan Effective Date or (ii) a new corporation or limited liability company that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of any debtor (other than Vanguard) in the Chapter 11 Cases pursuant to the Plan.
“Reorganized Vanguard” means either (i) Vanguard Natural Resources, Inc., as reorganized pursuant to and under the Plan, or any successor or assign thereto, by merger, amalgamation, consolidation or otherwise, on or after the Plan Effective Date, or (ii) a new corporation or limited liability company that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors in the Chapter 11 Cases and issue the New Common Equity to be distributed pursuant to the Plan.
“Required Ad Hoc Term Loan Lender Group” means, as of the relevant date, members of the Ad Hoc Term Loan Lender Group holding more than 45% of the aggregate outstanding principal amount of the Term Loan Claims that are held by the Ad Hoc Term Loan Lender Group.
“Required Consenting Revolving Lenders” means, as of the relevant date, Consenting Revolving Lenders holding more than 50% of the aggregate outstanding principal amount of the Revolving Credit Facility Claims that are held by Consenting Revolving Lenders; provided that the aggregate outstanding principal amount of the Revolving Loans held by Breaching Stakeholders as of any time of determination shall be excluded from the determination of Required Consenting Revolving Lenders.
“Required Consenting Senior Noteholders” means, as of the relevant date, Consenting Senior Noteholders representing more than 50% of the aggregate outstanding principal amount of Senior Notes that are held by Consenting Senior Noteholders and more than two in number; provided that the aggregate outstanding principal amount of the Senior Notes held by Breaching Stakeholders as of any time of determination shall be excluded from the determination of Required Consenting Senior Noteholders.
“Required Consenting Stakeholders” means the Required Consenting Revolving Lenders, the Required Ad Hoc Term Loan Lender Group, the Required Consenting Term Loan Lenders, and the Required Consenting Senior Noteholders (if any).
“Required Consenting Term Loan Lenders” means, as of the relevant date, Consenting Term Loan Lenders holding more than 50% of the aggregate outstanding principal amount of the Term Loans Claims that are held by Consenting Term Loan Lenders; provided that the aggregate outstanding principal amount of the Term Loans held by Breaching Stakeholders as of any time of determination shall be excluded from the determination of Required Consenting Term Loan Lenders.
“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.
“Revolving Credit Facility” means the senior secured reserve-based revolving credit facility outstanding under the Credit Agreement.
“Revolving Credit Facility Claims” means any Claims on account of or arising under the Revolving Credit Facility.
“Revolving Loans” means the revolving loans issued under and on the terms set forth under the Revolving Credit Facility.
“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.
“Second Lien Indenture” means the Amended and Restated Indenture, dated August 1, 2017, by and among Vanguard, the subsidiary guarantors named therein, and Delaware Trust Company, as Trustee, as may be amended, supplemented, or otherwise modified from time to time.

“Secured Swap Claim” means, with respect to each Swap Party, individually, or all Swap Parties, collectively, as applicable, all Claims arising under or related to the Company Parties’ prepetition secured swaps transactions entered into between the Company Parties and such Swap Party, including all liabilities and obligations outstanding as of the Petition Date and all Claims arising out of any termination of such transactions, and reasonable, actual, and documented fees, costs, and expenses incurred in connection with such transactions.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Notes” means the 9.0% Senior Secured Second Lien Notes due 2024, issued by Vanguard, pursuant to the Second Lien Indenture.
“Senior Notes Claim” means any Claim on account of the Senior Notes, including any guarantee of the Notes pursuant to the Second Lien Indenture.
“Solicitation Materials” means all materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.
“Swap Party” means each holder of a Secured Swap Claim.
“Term Loan Claims” means Claims on account of or arising under the Term Loan Facility.
“Term Loan Facility” means the senior secured term loan credit facility pursuant to the Credit Agreement.
“Term Loans” means the term loans issued and on the terms set forth under the Term Loan Facility.
“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01, 11.02, 11.03, or 11.04 of this Agreement.
“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).
“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit D.
“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar Entity under the Senior Notes.
“Vanguard” has the meaning set forth in the preamble to this Agreement.

1.02.    Interpretation. For purposes of this Agreement:
(a)    in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;
(b)    capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;
(c)    unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;
(d)    unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;
(e)    unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;
(f)    the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;
(g)    captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;
(h)    references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;
(i)    the use of “include” or “including” is without limitation, whether stated or not;
(j)    the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 13.10 of this Agreement other than counsel to the Company Parties; and
(k)    the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.
Section 2.    Effectiveness of this Agreement.

2.01.    This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement; provided, however, this Agreement shall not be binding on any Party unless and until all the other Parties have executed and delivered to the other Parties duly executed signature pages to this Agreement; provided, further, however, that, with respect to the Company Parties, the effectiveness of this Agreement shall be subject to applicable bankruptcy law.
(a)    each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;
(b)    the following shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties:
(i)    holders of at least 66 2/3% of the aggregate outstanding principal amount and at least 50.1% in number of the Revolving Credit Facility Claims;
(ii)    holders of at least 66 2/3% of the aggregate outstanding principal amount and at least 50.1% in number of the Secured Swap Claims;
(iii)    holders of at least 66 2/3% of the aggregate outstanding principal amount and at least 50.1% in number of Term Loan Claims; and
(iv)    members of the Ad Hoc Term Loan Lender Group together holding more than 45% of the aggregate outstanding principal amount of the total Term Loan Claims that are held by the Ad Hoc Term Loan Lender Group.
(c)    counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 13.10 of this Agreement (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2.01 have occurred.
Section 3.    Definitive Documents.
3.01.    The Definitive Documents governing the Restructuring Transactions shall include the following: (a) the Plan; (b) the Plan Supplement (which shall include the form of Amended Management Employment Agreement and the terms, to be negotiated in good faith, of the Non-Executive Incentive Fund); (c) the Confirmation Order; (d) the DIP Orders; (e) the Disclosure Statement; (f) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (g) the New Common Equity Documents; (h) the New Governance Documents; (i) the Plan Documents; (j) the DIP Loan Documents; (k) the Exit Financing Documents; (l) the Preferred Equity Documents, and (m) the Management Incentive Plan, if any.
3.02.    The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 12 of this Agreement. Further, unless otherwise provided in this Agreement, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be consistent with this Agreement and in form and substance reasonably acceptable to the Company Parties, the Required Consenting Revolving Lenders, the Required Ad Hoc Term Loan Lender Group, and the Required Consenting Term Loan Lenders. Each Party agrees that it shall act in good faith and use and undertake all commercially reasonable efforts to negotiate and finalize the terms of the Definitive Documents that are not finalized as of the date hereof.

Section 4.	Commitments of the Consenting Stakeholders.
4.01.    General Commitments, Forbearances, and Waivers.
(a)    Except as set forth in Section 5 of this Agreement, during the Agreement Effective Period, each Consenting Stakeholder (severally and not jointly) agrees, in respect of all of its Company Claims/Interests, to:
(i)    support the Restructuring Transactions, vote, and reasonably exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate), in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;
(ii)    use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders and use commercially reasonable efforts to obtain additional support for the Restructuring Transactions from other holders of Credit Facility Claims and Senior Note Claims;
(iii)    negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative provisions or agreements to address any legal, financial, or structural impediment that may arise that would prevent, hinder, impede, delay, or are necessary to effectuate the consummation of, the Restructuring Transactions;
(iv)    negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement and to which it is required to be a party;
(v)    take commercially reasonable efforts to negotiate in good faith regarding, as soon as reasonably practicable after the date hereof (and in any case, in compliance with the applicable PSA Milestones), the Plan and all Plan Documents that are necessary to consummate the Restructuring Transactions;
(vi)    use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 4.02(b) of this Agreement;

(vii)    give any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions; and
(viii)    as applicable, negotiate in good faith with the Company Parties regarding which agreements, Executory Contracts or Unexpired Leases are Material Agreements or Material Executory Contracts or Unexpired Leases.
(b)    Except as set forth in Section 5 of this Agreement, during the Agreement Effective Period, each Consenting Stakeholder (severally and not jointly) agrees, in respect of all of its Company Claims/Interests it shall not directly or indirectly:
(i)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;
(ii)    propose, file, support, or vote for any Alternative Restructuring Proposal;
(iii)    file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;
(iv)    initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;
(v)    exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims against or interests in the Company Parties including rights or remedies arising from or asserting or bringing any Claims under or with respect to the Credit Facility or the Senior Notes that are inconsistent with this Agreement or the Definitive Documents;
(vi)    object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code unless otherwise permitted under the Definitive Documents; or
(vii)    object to, delay, or impede (A) the payment of reasonable and documented fees and expenses incurred under any engagement letters for any professional advisors to the Company Parties to the extent that copies of such engagement letters have been provided to the Consenting Stakeholders at least seven (7) days prior to the Agreement Effective Date and have not thereafter been modified (such engagement letters, the “Disclosed Letters”) or (B) orders of the Bankruptcy Court approving and authorizing (1) the retention of any such advisors by the Company Parties in accordance with the Disclosed Letters and (2) the payment of reasonable and documented fees and expenses incurred under the Disclosed Letters.

4.02.    Commitments with Respect to Chapter 11 Cases.
(a)        During the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Stakeholder of the Solicitation Materials:
(i)    vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;
(ii)    support the mutual release and exculpation provisions to be provided in the Plan;
(iii)    to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and
(iv)    not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i)-(iii) above; provided that nothing in this Agreement shall prevent any Party from withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Party.
(b)        During the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement, including Section 3.02 of this Agreement.
Each Consenting Stakeholder that is a DIP Secured Party shall be obligated to convert its pro rata share of the DIP Facility Claims into the Exit RBL Facility (as defined in the Exit Facilities Term Sheet and as set forth in the Exit Financing Documents) on the Plan Effective Date.
Section 5.    Additional Provisions Regarding the Consenting Stakeholders’ Commitments.
5.01.    Generally. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of the Consenting Stakeholders under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as such act, action, consultation, or appearance is not in breach of or inconsistent with the Restructuring Transactions, the obligations of the Consenting Stakeholders and the Company Parties hereunder, or under the terms of the Plan or for the purpose of hindering, delaying, or preventing the consummation of the Restructuring Transactions; (c) limit the ability of any Consenting Stakeholder to sell or enter into any transaction in connection with loans or any other Company Claims/Interests in the Company Parties, other than as set forth in Section 8 of this Agreement; (d) constitute a waiver or amendment of any provisions of the Credit Agreement, subject to Section 4.02 of this Agreement; and (e) prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.
5.02.    DIP Facility. Capitalized terms used but not defined in this Section 5.02 shall have the meaning set forth in the DIP Loan Documents and DIP Orders.
(a)    Notwithstanding anything contained in this Agreement, nothing in this Agreement shall affect the rights of the DIP Agent and the DIP Lenders under the DIP Orders or the DIP Loan Documents and to the extent of any conflict between this Agreement and the DIP Orders or the DIP Loan Documents, the DIP Orders or the DIP Loan Documents, as applicable, shall govern; provided, however, that the DIP Agent and the DIP Lenders agree that the Plan attached hereto shall constitute an “Approved Plan of Reorganization” as defined in the DIP Orders.
(b)    Each of the Consenting Stakeholders irrevocably consents to (i) the DIP Facility, including the DIP Revolver Facility, the DIP LC Sub-Facility and use of Cash Collateral (each as defined in the DIP Orders), (ii) the priming of the Prepetition First Liens and the Prepetition Second Liens by the DIP Liens (each as defined in the DIP Orders), as set forth in the DIP Orders, and (iii) the entry of the Final DIP Order; provided, however, that if the Term Loan Claims (as defined in the Plan) do not receive, in any plan of reorganization, the treatment afforded to such claims in Article III.B.4 of the Plan (any plan of reorganization in these Chapter 11 Cases providing for such treatment, an “Acceptable Plan”), if the Plan or an Acceptable is not confirmed, or if the effective date of the Plan or an Acceptable Plan does not occur, then the rights of the Ad Hoc Term Loan Lender Group solely to object to (x) the priority of the Roll Up DIP Obligations relative to the Obligations (as defined in the Credit Agreement) on account of the Revolving Loans (as defined in the Credit Agreement) that are not converted into Roll Up DIP Obligations and (y) the treatment of the Roll Up DIP Obligations under the Plan or any Acceptable Plan, shall be preserved notwithstanding the entry of the Final DIP Order; provided that any such objection must be filed with the Bankruptcy Court within five (5) business days after the Company Parties provide written notice to the Ad Hoc Term Loan Lender Group that the Term Loan Claims will not receive the treatment afforded to such claims in Article III.B.4. of the Plan, the Plan or an Acceptable Plan will not be confirmed or confirmation of the Plan or an Acceptable Plan has been denied, or the effective date of the Plan or an Acceptable Plan will not occur.
Section 6.    Commitments of the Company Parties.
6.01.    Affirmative Commitments. Except as set forth in Section 7 of this Agreement, during the Agreement Effective Period, the Company Parties agree to:
(a)    support and take all steps reasonably necessary to consummate the Restructuring Transactions in accordance with this Agreement, including the applicable milestones set forth on Schedule 1 to this Agreement (collectively, the “PSA Milestones”);

(b)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary to address any such impediment;
(c)    use commercially reasonable efforts to obtain any and all required governmental, regulatory, environmental, and/or third-party approvals for the Restructuring Transactions;
(d)    negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;
(e)    use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent and to the extent the Company Parties receive any Joinders or Transfer Agreements, notify the Consenting Stakeholders of such Joinders and Transfer Agreements;
(f)    to the extent reasonably practicable, provide counsel to any Consenting Stakeholders (each in their capacity as such) materially affected by such filing draft copies of documents that the Company Parties intend to file with Bankruptcy Court at least two (2) Business Days prior to the filing of such documents, as applicable;
(g)    take commercially reasonable efforts to complete the preparation of and negotiate in good faith regarding, as soon as reasonably practicable after the date hereof (and in any case, in compliance with the applicable PSA Milestones) and other Definitive Documents that are necessary to consummate the Restructuring Transactions;
(h)    timely file a formal objection to any motion filed with the Bankruptcy Court by any party seeking (i) the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting the Chapter 11 Cases to case under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) directing the appointment of an equity committee, whether pursuant to section 1102(a)(2) of the Bankruptcy Code or otherwise, in the Chapter 11 Cases (subject to Sections 7.01 and 7.02 of this Agreement); or (ii) the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization.
(i)    provide to the Consenting Agent Advisors, subject to the confidentiality restrictions set forth in the DIP Credit Agreement, reasonable information with respect to all Material Executory Contracts or Unexpired Leases of the Company Parties for the purposes of concluding which such Material Executory Contracts or Unexpired Leases the Company Parties intend (with the consent of the Required Consenting Revolving Lenders, the Required Ad Hoc Term Loan Lender Group, and the Required Consenting Term Loan Lenders, not to be unreasonably withheld or delayed) to assume, assume and assign, or reject in the Chapter 11 Cases (to the extent applicable);
(j)    subject to any applicable Bankruptcy Court orders regarding the review and payment of fees, pay the Consenting Stakeholder Fees and Expenses in accordance with Section 13.20 of this Agreement;

(k)    support the mutual release and exculpation provisions to be provided in the Plan;
(l)    take commercially reasonable efforts to negotiate and enter into any amendments or modifications of any Material Agreement or Material Executory Contract or Unexpired Lease upon the written direction of the Required Consenting Revolving Lenders, in a manner that is reasonably satisfactory to the Required Consenting Revolving Lenders as soon as reasonably practicable after receipt of such direction;
(m)    upon reasonable request of the Consenting Stakeholders, inform the advisors to the Consenting Stakeholders as to: (i) the material business and financial (including liquidity) performance of the Company Parties; (ii) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Consenting Stakeholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;
(n)    inform counsel to the Consenting Stakeholders as soon as reasonably practicable after becoming aware of:
(i)     (A) any matter or circumstance that they know, or suspect is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (B) any occurrence, or failure to occur, of any event that would be likely to cause (1) any representation or warranty of the Company Parties contained in this Agreement, the Plan, the DIP Facility, or the Plan Documents being untrue or inaccurate in any material respect, (2) any covenant of any of the Company Parties contained in this Agreement, the Plan, the DIP Facility, or the Plan Documents not to be satisfied in any material respect, or (3) any condition precedent contained in this Agreement, the Plan, the DIP Facility, or the Plan Documents not occurring or becoming impossible to satisfy; (C) any notice of any commencement of any material involuntary Insolvency Proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; (D) a breach of this Agreement (including a breach by any Company Party); and (E) any representation or statement made or deemed to be made by them under this Agreement that is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made; and
(ii)    the receipt by the Company Parties of any written notice (1) from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring Transactions; (B) from any governmental body in connection with this Agreement, the Plan, the DIP Facility, or the Plan Documents or the transactions contemplated by the Restructuring Transactions; (C) of any proceeding commenced, or, to the knowledge of the Company Parties, threatened against the Company Parties, relating to or involving or otherwise affecting in any material respect the transactions contemplated by the Restructuring Transactions; or (D) of alleged default, breach, waiver, or termination of this Agreement, the Plan, the DIP Facility, or the Plan Documents.
(o)    use commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized;

(p)    use commercially reasonable efforts to not (i) operate their business outside the ordinary course, taking into account the Restructuring Transactions, without the consent of the Required Consenting Revolving Lenders or (ii) Transfer any asset or right of the Company Parties or any asset or right used in the business of the Company Parties to any person or Entity outside the ordinary course of business without the consent of the Required Ad Hoc Term Loan Lender Group, the Required Consenting Revolving Lenders and Required Consenting Term Loan Lenders;
(q)    on or after the date hereof, not engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside of the ordinary course of business other than the Restructuring Transactions.
6.02.    Negative Commitments. Except as set forth in Section 7 of this Agreement, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:
(a)        object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;
(b)        take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring Transactions described in this Agreement or the Plan;
(c)        modify the Plan Documents, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;
(d)        file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;
(e)        withdraw or revoke the Plan or publicly announce its intention not to pursue the Plan;
(f)    move for an order authorizing or directing the assumption or rejection of a Material Executory Contract or Unexpired Lease without the consent of the Required Consenting Revolving Lenders, which consent shall not be unreasonably withheld, and in consultation with the Required Ad Hoc Term Loan Lender Group, and the Required Consenting Term Loan Lenders;
(g)        commence an avoidance action or other legal proceeding that challenges the validity, enforceability or priority of the obligations under the Credit Agreement;
(h)        commence, support, or join any litigation or adversary proceeding against the Consenting Stakeholders;
(i)        issue, sell, pledge, dispose of or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its Equity Interests, including capital stock or limited liability company interests;

(j)         amend or propose to amend its respective certificate or articles of incorporation, bylaws or comparable organizational documents in a manner inconsistent with this Agreement or the Plan;
(k)        split, combine or reclassify any outstanding shares of its capital stock or other Equity Interests, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its Equity Interests;
(l)        redeem, purchase, or acquire or offer to acquire any of its Equity Interests, including capital stock or limited liability company interests;
(m)        enter into any commitment or agreement with respect to debtor-in-possession financing, cash collateral, and/or exit financing other than the facilities contemplated under the DIP Facility, the Exit Financing Documents, the Plan Documents, this Agreement, the Plan, or the Term Sheets;
(n)        incur or suffer to exist any indebtedness or debt, or guarantee any indebtedness or enter into any “keep well” or other agreement to maintain any financial condition of another person, except indebtedness existing and outstanding immediately before the Petition Date, trade payables, liabilities arising and incurred in the ordinary course of business, and indebtedness arising under the DIP Facility;
(o)        change materially its financial or tax accounting methods, except insofar as may have been required by a change in GAAP or applicable law, or revalue any of its material assets;
(p)        other than with respect to the Amended Management Employment Agreements, enter into, adopt or amend any other management employment agreements or management compensation or incentive plans, or increase in any manner the compensation or benefits (including severance) of any director, officer, or management level employee of any of the Company Parties or enter into or amend any existing employee agreements or any benefit or compensation plans, except in the ordinary course of business consistent with past practices in each case, or except as may be expressly permitted under this Agreement or the Plan; and
(q)        incur any liens or security interest, other than those existing immediately prior to the date hereof, those permitted under the DIP Facility, or those granted under the DIP Facility.
Section 7.    Additional Provisions Regarding Company Parties’ Commitments.
7.01.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law.

7.02.    Notwithstanding anything to the contrary in this Agreement, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate, but not seek, solicit or encourage, Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements, the terms of which shall be consistent with this Agreement, including Section 3.02 of this Agreement, with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or existing Equity Interests in a Company Party (including any Consenting Stakeholder), any other party in interest (including, if applicable, in the Chapter 11 Cases (including any official committee and the United States Trustee)), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals. At all times prior to the date on which the Company Parties enter into a definitive agreement in respect of an Alternative Restructuring Proposal, the Company Parties shall provide counsel for the Required Consenting Stakeholders with updates on the status of any discussions regarding an Alternative Restructuring Proposal and a copy of any written offer or proposal for such Alternative Restructuring Proposal within two (2) Business Days of the Company Parties’ or their advisors’ receipt of such offer or proposal.
7.03.    Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.
Section 8.    Transfer of Interests and Securities.
8.01.    During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:
(a)    in the case of any Company Claims/Interests, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Stakeholder; and
(b)    either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties and the Consenting Stakeholder Advisors at or before the time of the proposed Transfer.
8.02.    Upon compliance with the requirements of Section 8.01 of this Agreement, the transferee shall be deemed a Consenting Lender or a Consenting Senior Noteholder, as applicable and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 8.01 of this Agreement shall be void ab initio.
8.03.    This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders); and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties and the Consenting Stakeholder Advisors within five (5) Business Days of such acquisition.
8.04.    This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.
8.05.    Notwithstanding Section 8.01 of this Agreement, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (a) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an Entity that is not an affiliate, affiliated fund, or affiliated Entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 8.01 of this Agreement; and (c) the Transfer otherwise is a Permitted Transfer under Section 8.01 of this Agreement. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.
8.06.    Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any Claims and interests in favor of a bank or broker-dealer holding custody of such Claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Claims and interests.

Section 9.    Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Plan Effective Date:
(a)    it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8 of this Agreement);
(b)        it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;
(c)    such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, Transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;
(d)    it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and
(e)    solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.
Section 10.    Mutual Representations, Warranties, and Covenants. Each of the Parties (severally and not jointly) represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, and as of the Plan Effective Date:
(a)    it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;
(b)    except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;
(c)    the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;
(d)    except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and
(e)    except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.
Section 11.    Termination Events.
11.01.    Consenting Stakeholder Termination Events. This Agreement may be terminated (a) with respect to the Consenting Revolving Lenders, by the Required Consenting Revolving Lenders; (b) with respect to the Consenting Term Loan Lenders, by the Required Consenting Term Loan Lenders; (c) with respect to the Ad Hoc Term Loan Lender Group, by the Required Ad Hoc Term Loan Lender Group; and (d) with respect to the Consenting Senior Noteholders, if any, by the Required Consenting Senior Noteholders, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 13.10 of this Agreement upon the occurrence and continuation of any of the following events; provided that, notwithstanding any termination of this Agreement by or with respect to the Consenting Senior Noteholders, if any, this Agreement shall remain in full force and effect and binding upon the Company Parties and the other Consenting Stakeholders:
(a)    the breach in any material respect by a Company Party of any of the covenants of the Company Parties set forth in this Agreement that remains uncured for five (5) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 13.10 of this Agreement detailing any such breach;
(b)    any representation or warranty made by a Company Party in this Agreement proves to have been incorrect in any material respect on the Agreement Effective Date (or such other applicable date with respect to a representation expressly made as to a period of time other than the Agreement Effective Date), or, to the extent such representation or warranty is already qualified by materiality, such representation or warranty proves to have been incorrect in any respect as of such date;
(c)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Consenting Stakeholder transmits a written notice in accordance with Section 13.10 of this Agreement detailing any such issuance; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(d)    the Bankruptcy Court enters an order denying confirmation of the Plan, or the Plan Effective Date does not occur on or prior to July 29, 2019;
(e)    the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing the Chapter 11 Cases, or (iv) rejecting this Agreement;
(f)    the Bankruptcy Court enters a Final Order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization;
(g)    except as necessary to implement the DIP Facility, or with the prior consent of the counsel to the Required Consenting Revolving Lenders (email shall suffice), and in consultation with the Required Ad Hoc Term Loan Lender Group and the Required Consenting Term Loan Lenders, the Bankruptcy Court grants a Final Order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company Parties having an aggregate fair market value in excess of $1,000,000.00;
(h)    the Bankruptcy Court enters a Final Order pursuant to a motion filed or supported by the Company Parties or at the direct or indirect direction of the Company Parties authorizing or directing the assumption or rejection of any Material Executory Contract or Unexpired Lease other than in accordance with this Agreement, the Plan or as otherwise approved in writing by counsel to the Required Consenting Revolving Lenders (email shall suffice), in consultation with the Required Ad Hoc Term Loan Lender Group and the Required Consenting Term Loan Lenders;
(i)    the commencement of an avoidance action or other legal proceeding by the Company Parties to challenge the validity, enforceability, or priority of the Credit Agreement or the obligations thereunder;
(j)    the Plan is withdrawn, amended, or otherwise modified so as to be materially inconsistent with this Agreement, the Term Sheets, or the Plan;
(k)    (i) the occurrence of the DIP Maturity Date, (ii) the termination or modification of the Interim DIP Order or the Final DIP Order in a manner that is inconsistent with the DIP Credit Agreement; (iii) the termination of any order or agreement permitting the use of cash collateral in the Chapter 11 Cases; or (iv) the occurrence of an Event of Default under the DIP Credit Agreement that shall not have been cured within any applicable grace periods or waived pursuant to the terms of the DIP Credit Agreement, and subject to the rights set forth in the Interim DIP Order and the Final DIP Order of certain parties to contest whether a Termination Event (as defined in the Interim DIP Order and the Final DIP Order, as applicable) has occurred;

(l)    the failure by the Company Parties to satisfy or comply with any of its obligations under Section 13.20 of this Agreement, subject to any orders of the Bankruptcy Court regarding the fees and expenses contemplated to be paid by such Section 13.20 of this Agreement;
(m)    other than with respect to the Amended Management Employment Agreements, the Company Parties retain any new executive officer or employee or modifies the terms of any Existing Employment Agreement with its executive officers or employees on terms not acceptable to the Required Consenting Revolving Lenders in their sole and absolute discretion;
(n)    the Company Parties shall not have complied with any of the PSA Milestones(unless such PSA Milestone is waived or amended in accordance with Section 12 of this Agreement);
(o)    an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee shall have been appointed in one or more of the chapter 11 cases with respect to any of the Company Parties; provided that the termination right in this clause (o) shall not be available to any Consenting Stakeholder that directly or indirectly supported, or encouraged any other Entity to directly or indirectly support, any request for the appointment of such an examiner or a trustee;
(p)    the Company Parties shall have terminated, amended, amended and restated, modified, or supplemented (i) any of the Material Agreements or Material Executory Contracts or Unexpired Leases in a manner that is not reasonably acceptable to the Required Consenting Revolving Lenders in their sole and absolute discretion or (ii) any other agreement contemplated to impose obligations on the Company Parties and/or the Reorganized Debtors equal to or above the Material Agreement Threshold on less than five (5) Business Days’ notice to the Consenting Revolving Lenders; or
(q)    the Restructuring Transactions are not consummated in accordance with the terms of this Agreement, the Term Sheets, and the Plan.
11.02.    Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 13.10 of this Agreement upon the occurrence of any of the following events:
(a)    the breach in any material respect by one or more of the Consenting Stakeholders of any of the covenants of the Consenting Stakeholders set forth in this Agreement or any representations or warranties of the Consenting Stakeholders shall prove to have been incorrect (any of the foregoing Consenting Stakeholders, a “Breaching Stakeholder” and any other Consenting Stakeholder, a “Non-Breaching Stakeholder”), in each case if, as a result, (i) the Consenting Lenders that are Non-Breaching Stakeholders hold less than 66 2/3% of the aggregate outstanding principal amount of the Revolving Credit Facility; (ii) Consenting Lenders that are Non-Breaching Stakeholders hold less than 66 2/3% of the aggregate outstanding principal amount of the Secured Swap Claims; (iii) Consenting Lenders that are Non-Breaching Stakeholders hold less than 66 2/3% of the aggregate outstanding principal amount of the Term Loan Claims (provided, however, that the Company Parties may terminate this Agreement under this Section 11.02(a) as to the Ad Hoc Term Loan Lender Group only if the members of the Ad Hoc Term Loan Lender Group that remain party to this Agreement and are Non-Breaching Stakeholders collectively hold less than 45% of the aggregate outstanding principal amount of the total Term Loan Claims that are held by the Ad Hoc Term Loan Lender Group); (iv) to the extent there are Consenting Senior Noteholders as defined herein, the Consenting Senior Noteholders that are Non‑Breaching Stakeholders hold less than 66 2/3% of the aggregate outstanding principal amount of Senior Notes, and any such breach remains uncured for a period of fifteen (15) Business Days after the receipt by the Consenting Stakeholders of notice of such breach;
(b)    the board of directors, board of managers, or such similar governing body of any Company Party determines, in good faith and after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;
(c)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions in a way that cannot be reasonably remedied by the Company Parties subject to the reasonably satisfaction of the Required Consenting Stakeholders and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 13.10 of this Agreement detailing any such issuance; provided that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;
(d)    the Bankruptcy Court enters an order denying confirmation of the Plan; or
(e)    the Restructuring Transactions are not consummated in accordance with the terms of this Agreement, the Term Sheets, and the Plan.
11.03.    Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Stakeholders; and (b) each Company Party.
11.04.    Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.
11.05.    Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action and any rights and remedies available under the Credit Agreement or any ancillary documents or agreements thereto.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided that any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 11.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 11.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 11.02(b) of this Agreement or Section 11.02(d) of this Agreement. Nothing in this Section 11.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 11.02(b) of this Agreement.
Section 12.    Amendments and Waivers.
(a)    This Agreement and any exhibits or schedules hereto (including the Plan and the Term Sheets) may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.
(b)    This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) each Company Party and (b) the following Parties, solely with respect to any modification, amendment, waiver or supplement that materially and adversely affects the rights of such Parties and unless otherwise specified in this Agreement: (i) the Required Consenting Revolving Lenders; (ii) the Required Consenting Term Loan Lenders; (iii) the Required Ad Hoc Term Loan Lender Group; and (iv) the Required Consenting Senior Noteholders (if any). For the avoidance of doubt, any change in the economic treatment provided to, or economic terms affecting, any Parties’ interests, including, but not limited to, any change to the treatment set forth in the Plan, shall constitute a material adverse change with respect to that particular Parties’ interests for purposes of this Section 12. For the further avoidance of doubt, any change to the Preferred Equity Term Sheet or the economic terms set forth in the Exit Facilities Term Sheet shall constitute a material adverse change with respect to each Parties’ interests for purposes of this Section 12. Any change to this Section 12 shall require the consent of the Company Parties, the Required Consenting Revolving Lenders, the Required Consenting Term Loan Lenders, the Required Ad Hoc Term Loan Lender Group, and the Required Consenting Senior Noteholders (if any). Any proposed modification, amendment, waiver or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

(c)    The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.
Section 13.    Miscellaneous.
13.01.    Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.
13.02.    Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.
13.03.    Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.
13.04.    Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.
13.05.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

13.06.    TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
13.07.    Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.
13.08.    Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.
13.09.    Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or Entity.
13.10.    Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):
(a)    if to a Company Party, to:
Vanguard Natural Resources, Inc.
5847 San Felipe, Suite 3000, Houston, Texas 77057
Attention: Jonathan C. Curth, General Counsel, Corporate Secretary E-mail address: jcurth@vnrenergy.com with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:    Christopher Marcus, P.C.
Aparna Yenamandra
    E-mail address: cmarcus@kirkland.com
aparna.yenamandra@kirkland.com
and
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: Brian E. Schartz, P.C.
E-mail address: bschartz@kirkland.com

and
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Tim Bow
E-mail address: timothy.bow@kirkland.com
(b)    if to a Consenting Revolving Lender, to:
Citibank, N.A.
811 Main Street, Suite 4000
Houston,TX 77002
Attention: Mr. Phil Ballard
E-mail address: phil.ballard@citi.com
with copies to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Mitchell Seider
Annemarie Reilly
E-mail address: Mitchell.seider@lw.com

Annemarie.reilly@lw.com

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Trevor Wommack
Bryce Kaufman
Email address: trevor.wommack@lw.com
bryce.kaufman@lw.com

and

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071
Attention: Adam Malatesta
Email address: adam.malatesta@lw.com

and

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, TX 77002
Attention: Tad Davidson
Email address: taddavidson@huntonAK.com

(c)    if to the Ad Hoc Term Loan Lender Group, to:
Brown Rudnick LLP
Seven Times Square
New York, NY 10036
Attention:    Robert J. Stark
Andrew M. Carty
Justin G. Cunningham
Alexander A. Fraser

Email address:    rstark@brownrudnick.com
acarty@brownrudnick.com
jcunningham@brownrudnick.com
afraser@brownrudnick.com

and

Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Attention: Steven D. Pohl
Email address: spohl@brownrudnick.com

and

Quinn Emanuel Urquhart & Sullivan, LLP
Pennzoil Place
711 Louisiana St., Suite 500
Houston, TX 77002
Attention: Patricia B. Tomasco
E-mail address: pattytomasco@quinnemanuel.com

(d)    if to a Consenting Senior Noteholder, to:
Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attention: John F. Higgins
Eric M. English
M. Shane Johnson
Email Address: jhiggins@porterhedges.com
eenglish@porterhedges.com
sjohnson@porterhedges.com
and
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Brian M. Resnick
Benjamin M. Schak
E-mail address: brian.resnick@davispolk.com
benjamin.schak@davispolk.com

Any notice given by delivery, mail, or courier shall be effective when received.

13.11.    Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties and that it has been represented by counsel or other advisors (or has had ample opportunity to seek representation or advice from counsel or other advisors) in connection with this Agreement and the Restructuring Transactions.
13.12.    Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.
13.13.    Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.
13.14.    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.
13.15.    Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.
13.16.    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.
13.17.    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.
13.18.    Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

13.19.    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.01, Section 12, or otherwise, including a written approval by the Company Parties or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.
13.20.    Transaction Expenses.
(a)    Subject to Section 13.20(c) of this Agreement, regardless of whether the Restructuring Transactions are consummated, the Company Parties shall promptly pay in cash all reasonable and documented fees and expenses incurred through the effective date of a termination of this Agreement of (i) the Consenting Stakeholder Advisors, and (ii) any consultants or other professionals retained by the Consenting Lenders or the Consenting Senior Noteholders represented by Davis Polk (solely to the extent the Consenting Senior Noteholders are party to this Agreement) in connection with the Company Parties or the Restructuring Transactions with the consent of the Company Parties (not to be unreasonably withheld), in each case, in accordance with the Credit Agreement and any engagement letters of such consultant or professional signed by the relevant Consenting Lenders or Consenting Senior Noteholders (if any) and the Company Parties, including any success fees contemplated therein solely with respect to any amounts earned, due, and payable prior to the effective date of termination of this Agreement, and in each case, without further order of, or application to, the Bankruptcy Court by such consultant or professionals (collectively, the “Consenting Stakeholder Fees and Expenses”); provided that any amounts accrued following the Petition Date will be paid on a monthly basis consistent with the terms set forth in the DIP Loan Documents and any documents related thereto, and to the extent any amounts remain unpaid following the effective date of the Plan Effective Date, those amounts shall be paid in connection with the Debtors’ emergence from the Chapter 11 Cases, provided further that the reasonable and documented fees and expenses of the Ad Hoc Term Loan Lender Group Advisors paid pursuant to this Section 13.20(a) shall include such reasonable and documented fees and expenses incurred from March 29, 2019 through the Agreement Effective Date. Notwithstanding the foregoing, subject to Section 13.20(c) of this Agreement and applicable bankruptcy law, all accrued and unpaid Consenting Stakeholder Fees and Expenses incurred up to (and including) the date of termination of this Agreement shall be paid promptly (but in any event within seven (7) Business Days) against receipt of invoices of amounts accrued.
(b)    The terms set forth in this Section 13.20 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The Company Parties hereby acknowledge and agree that the Consenting Stakeholders have expenses, and will continue to expend, considerable time, effort, and expense in connection with this Agreement and the negotiation of this Agreement, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve, the Company Parties, and that the Consenting Stakeholders have made a substantial contribution to the Company Parties. The Parties acknowledge that the agreements contained in this Section 13.20 are an integral part of the transactions contemplated by this Agreement, are actually necessary to preserve the value of the Company Parties and constitute liquidated damages and not a penalty, and that, without these agreements, the Consenting Stakeholders would not have entered into this Agreement, the Plan, and the DIP Credit Agreement. If and to the extent not previously reimbursed or paid in connection with the foregoing, the Company Parties shall reimburse or pay (as the case may be) all documented Consenting Stakeholder Fees and Expenses pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. The obligations set forth in this Section 13.20 are in addition to, and do not limit, the Company Parties’ other obligations under this Agreement.
(c)    Notwithstanding anything to the contrary in this Agreement, other than as set forth in the DIP Orders, the DIP Loan Documents, and the Credit Agreement, the Company Parties shall have no obligation to pay any fees or expenses incurred by any Consenting Stakeholder after the effective date of a termination of this Agreement. Additionally, and for the avoidance of doubt, (i) in the event one or more members of the Ad Hoc Term Loan Lender Group, together holding more than 55% of the aggregate outstanding principal amount of the total Term Loan Claims that are held by the Ad Hoc Term Loan Lender Group, terminates this Agreement or becomes a Breaching Stakeholder and, as a result, the members of the Ad Hoc Term Loan Lender Group that remain party to this Agreement and are Non-Breaching Stakeholders collectively hold less than 45% of the aggregate outstanding principal amount of the total Term Loan Claims that are held by the Ad Hoc Term Loan Lender Group (a “Breaching Ad Hoc Term Loan Lender Group Event”), the Company Parties shall have no obligation under this Agreement to pay any Consenting Stakeholder Fees and Expenses to, or on account of, the Ad Hoc Term Loan Lender Group Advisors or any consultants or other professionals retained by the Ad Hoc Term Loan Lender Group that have accrued on or after the occurrence of the Breaching Ad Hoc Term Loan Lender Group Event and (ii) in the event there are Consenting Senior Noteholders that are party to this Agreement and one or more Consenting Senior Noteholders terminates this Agreement or becomes a Breaching Stakeholder and, as a result, the Consenting Senior Noteholders that remain party to this Agreement and are Non‑Breaching Stakeholders collectively hold less than 66 2/3% of the aggregate outstanding principal amount of Senior Notes (a “Breaching Senior Noteholder Event”), the Company Parties shall have no obligation to pay any Consenting Stakeholder Fees and Expenses to, or on account of, the Consenting Senior Noteholder Advisors or any consultants or other professionals retained by the Consenting Senior Noteholders that have accrued on or after the occurrence of the Breaching Senior Noteholder Event.
13.21.    Relationship Among Parties. It is understood and agreed that, except as expressly provided in this Agreement, none of the Consenting Lenders or the Consenting Senior Noteholders (if any) (a) have any duty of trust or confidence in any kind or form with any other Party; (b) have or owe any other duties (fiduciary or otherwise) whatsoever to any other Party; or (c) have commitments to any of the other Parties. In this regard, it is understood and agreed that subject to the terms and conditions of this Agreement, the Consenting Lenders and the Consenting Senior Noteholders (if any) may trade in the loans or other debt or equity securities of the Company Parties, subject to applicable securities laws and the terms of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. Notwithstanding anything in this Agreement to the contrary, the duties and obligations of the Consenting Lenders, and the Consenting Senior Noteholders (if any) under this Agreement shall be several, not joint.

13.22.    Survival. Notwithstanding the termination of this Agreement pursuant to Section 11 of this Agreement, the agreements and obligations of the Parties in Sections 5.02, 7.01, 7.02, 11.05, 13.05, 13.06, 13.07, 13.09, 13.10, 13.20, and 13.21 of this Agreement shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms of this Agreement.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

* * * * *

EXECUTION COPY

Schedule 1
PSA Milestones

1.	The Disclosure Statement shall be approved by the Bankruptcy Court by the date that is no later than June 19, 2019.

2.	The Bankruptcy Court shall have entered an order confirming the Plan by the date that is no later than July 19, 2019.

3.	The Plan shall become effective by the date that is no later than July 29, 2019.

Schedule 2

Company Parties

1.	Vanguard Natural Resources, Inc.

2.	Vanguard Natural Gas, LLC

3.	VNR Holdings, LLC

4.	Vanguard Operating, LLC

5.	Eagle Rock Energy Acquisition Co. II, Inc.

6.	Eagle Rock Upstream Development Company II, Inc.

7.	Eagle Rock Energy Acquisition Co., Inc.

8.	Eagle Rock Upstream Development Company, Inc.

9.	Eagle Rock Acquisition Partnership, L.P.

10.	Escambia Operating Co. LLC

11.	Escambia Asset Co. LLC

12.	Eagle Rock Acquisition Partnership II, L.P.

Consenting Stakeholder Signature Page to
the Plan Support Agreement

[All Signature Pages Redacted]

Exhibit A

Plan

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
VANGUARD NATURAL RESOURCES, INC.,et al.,	) )	Case No. 19-31786 (DRJ)
)
Debtors.	)	(Jointly Administered)
)

JOINT PLAN OF REORGANIZATION OF VANGUARD NATURAL RESOURCES, INC. AND ITS DEBTOR AFFILIATES

BLANK ROME LLP	KIRKLAND & ELLIS LLP
James T. Grogan (TX Bar No. 24027354)	KIRKLAND & ELLIS INTERNATIONAL LLP
Philip M. Guffy (SDTX ID No. 3380372)	Brian E. Schartz, P.C. (TX Bar No. 24099361)
717 Texas Avenue, Suite 1400	609 Main Street
Houston, Texas 77002	Houston, Texas 77002
Telephone: (713) 228-6601	Telephone: (713) 836-3600
Facsimile: (713) 228-6605	Facsimile: (713) 836-3601
Email: jgrogan@blankrome.com	Email: brian.schartz@kirkland.com
pguffy@blankrome.com	-and-
Christopher Marcus, P.C. (admitted pro hac vice)
Aparna Yenamandra (admitted pro hac vice)

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The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Vanguard Natural Resources, Inc. (1494); Eagle Rock Acquisition Partnership, L.P. (6706); Eagle Rock Acquisition Partnership II, L.P. (0903); Eagle Rock Energy Acquisition Co., Inc. (4564); Eagle Rock Energy Acquisition Co. II, Inc. (3364); Eagle Rock Upstream Development Company, Inc. (0113); Eagle Rock Upstream Development Company II, Inc. (7453); Escambia Asset Co. LLC (2000); Escambia Operating Co. LLC (3869); Vanguard Natural Gas, LLC (1004); Vanguard Operating, LLC (9331); and VNR Holdings, LLC (6371). The location of the Debtors’ service address is: 5847 San Felipe, Suite 3000, Houston, Texas 77057.

45

601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
Email: christopher.marcus@kirkland.com
Dated: April 30, 2019	aparna.yenamandra@kirkland.com

Proposed Co-Counsel for the Debtors and Debtors in Possession

46

TABLE OF CONTENTS

Article I.	DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW	1
A.	Defined Terms.	1
B.	Rules of Interpretation.	13
C.	Computation of Time.	13
D.	Governing Law.	13
E.	Reference to Monetary Figures.	14
F.	Reference to the Debtors or the Reorganized Debtors.	14
G.	Controlling Document.	14
Article II.	ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, AND DIP FACILITY CLAIMS	14
A.	Administrative Claims.	14
B.	Professional Fee Claims.	14
C.	Priority Tax Claims.	15
D.	DIP Facility Claims.	15
Article III.	CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS	16
A.	Classification of Claims and Interests.	16
B.	Treatment of Claims and Interests.	16
C.	Special Provision Governing Unimpaired Claims.	20
D.	Elimination of Vacant Classes.	20
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.	20
F.	Intercompany Interests.	20
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.	21
H.	Controversy Concerning Impairment.	21
I.	Subordinated Claims.	21
Article IV.	MEANS FOR IMPLEMENTATION OF THE PLAN	21
A.	General Settlement of Claims and Interests.	21
B.	Restructuring Transactions.	21
C.	Reorganized Debtors.	22
D.	Sources of Consideration for Plan Distributions.	22
E.	Corporate Existence.	23
F.	Vesting of Assets in the Reorganized Debtors.	23
G.	Cancellation of Existing Securities and Agreements.	24
H.	Corporate Action.	24
I.	New Organizational Documents.	25
J.	Directors and Officers of the Reorganized Debtors.	25
K.	Effectuating Documents; Further Transactions.	25
L.	Certain Securities Law Matters.	25

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M.	Section 1146 Exemption.	26
N.	Management Incentive Plan.	26
O.	Employee Matters.	26
P.	Preservation of Causes of Action.	27
Article V.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	28
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.	28
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	28
C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.	29
D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.	29
E.	Indemnification Provisions.	30
F.	Insurance Policies.	30
G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.	30
H.	Reservation of Rights.	30
I.	Nonoccurrence of Effective Date.	30
J.	Contracts and Leases Entered Into After the Petition Date.	31
Article VI.	PROVISIONS GOVERNING DISTRIBUTIONS	31
A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date.	31
B.	Disbursing Agent.	31
C.	Rights and Powers of Disbursing Agent.	31
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	32
E.	Manner of Payment.	32
F.	Compliance with Tax Requirements.	32
G.	Allocations.	33
H.	No Postpetition Interest on Claims.	33
I.	Foreign Currency Exchange Rate.	33
J.	Setoffs and Recoupment.	33
K.	Claims Paid or Payable by Third Parties.	33
Article VII.	PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS	34
A.	Allowance of Claims.	34
B.	Claims Administration Responsibilities.	34
C.	Estimation of Claims.	35
D.	Adjustment to Claims or Interests without Objection.	35
E.	Time to File Objections to Claims.	35
F.	Disallowance of Claims or Interests.	35
G.	No Distributions Pending Allowance.	36

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H.	Distributions After Allowance.	36
I.	No Interest.	36
Article VIII.	SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS	36
A.	Discharge of Claims and Termination of Interests.	36
B.	Release of Liens.	36
C.	Releases by the Debtors.	37
D.	Releases by Holders of Claims and Interests.	38
E.	Exculpation.	38
F.	Injunction.	39
G.	Protections Against Discriminatory Treatment.	39
H.	Document Retention.	40
I.	Reimbursement or Contribution.	40
Article IX.	CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN	40
A.	Conditions Precedent to the Effective Date.	40
B.	Waiver of Conditions.	41
C.	Effect of Failure of Conditions.	41
Article X.	MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	42
A.	Modification and Amendments.	42
B.	Effect of Confirmation on Modifications.	42
C.	Revocation or Withdrawal of Plan.	42
Article XI.	RETENTION OF JURISDICTION	42
Article XII.	MISCELLANEOUS PROVISIONS	44
A.	Immediate Binding Effect.	44
B.	Additional Documents.	44
C.	Payment of Statutory Fees.	44
D.	Statutory Committee and Cessation of Fee and Expense Payment.	45
E.	Reservation of Rights.	45
F.	Successors and Assigns.	45
G.	Notices.	45
H.	Term of Injunctions or Stays.	47
I.	Entire Agreement.	47
J.	Exhibits.	48
K.	Nonseverability of Plan Provisions.	48
L.	Votes Solicited in Good Faith.	48
M.	Closing of Chapter 11 Cases.	48
N.	Waiver or Estoppel.	48
O.	Conflicts.	48

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INTRODUCTION

The Debtors propose this Plan for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A of the Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor. Holders of Claims or Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, risk factors, a summary and analysis of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.
ALL HOLDERS OF CLAIMS OR INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.
Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, and governing law

A.	Defined Terms.
As used in this Plan, capitalized terms have the meanings set forth below.
1.“Ad Hoc Term Loan Lender Group” means the holders of Term Loan Claims represented by Brown Rudnick LLP, Quinn Emanuel Urquhart & Sullivan, LLP, and Perella Weinberg Partners LP.
2.“Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.
3.“Administrative Claim Bar Date” means the deadline for filing requests for payment of Administrative Claims, which shall be 30 days after the Effective Date.
4.“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.
5.“Agent/Trustee” means, each of, and in each case in its capacity as such: (a) the DIP Agent; (b) the Credit Agreement Agent; (c) the Senior Notes Trustee; (d) the Exit Collateral Agent; (e) the Exit RBL/Term Loan A Facility Agent; and (f) the Exit Term Loan B Facility Agent.
6.“Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Bar Date or a request for payment of an Administrative Claim Filed by the Administrative Claim Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that, with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claim Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim. “Allow” and “Allowing” shall have correlative meanings.
7.“Amended Management Employment Agreement” means (a) the existing management compensation plans, and/or indemnification agreements of, or for the benefit of, the directors, officers, and management level employees of any of the Debtors in existence on the Agreement Effective Date; and (b) the Existing Employment Agreements, in each case, as amended to include the following terms, as shall be set forth in the form of amended employment agreement to be filed with the Plan Supplement: (y) each employment agreement shall provide that the occurrence of the Effective Date constitutes a Change of Control (as defined therein) and (z) the definition of “Good Reason” as set forth in each employment agreement shall be amended to include termination by the respective employee of the employment agreement within the 30-day period commencing on the three (3) month anniversary of the Effective Date (upon 30 days’ written notice to the Reorganized Debtors).
8.“Assumed Executory Contract and Unexpired Lease List” means the list of Executory Contracts and Unexpired Leases that will be assumed by the Reorganized Debtors pursuant to the Plan, which list shall be included in the Plan Supplement, as may be amended, modified, or supplemented from time to time with the consent of the Required Consenting Revolver Lenders, the Required Consenting Term Loan Lenders, and the DIP Agent (such consent not to be unreasonably withheld or delayed); provided that, for the avoidance of doubt, the Amended Management Employment Agreements shall be on the Assumed Executory Contract and Unexpired Lease List.
9.“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

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10.“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.
11.“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.
12.“Bar Date” means the date established by the Bankruptcy Court by which Proofs of Claim must be Filed with respect to such Claims, other than Administrative Claims, Claims held by Governmental Units, or other Claims or Interests for which the Bankruptcy Court entered an order excluding the holders of such Claims or Interests from the requirement of Filing Proofs of Claim.
13.“Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
14.“Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.
15.“Cause of Action” or “Causes of Action” means any claims, interests, damages, liabilities, judgments, remedies, causes of action, controversies, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, interests, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, choate or inchoate, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, or equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law preferential or fraudulent transfer or similar claim.
16.“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.
17.“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.
18.“Claims and Noticing Agent” means Prime Clerk LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Bankruptcy Court order.
19.“Claims Register” means the official register of Claims maintained by the Claims and Noticing Agent.

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20.“Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.
21.“Class 3 Common Stock Pool” means, (a) if Class 5 votes to accept the Plan, 75 percent of the New Common Stock, or (b) if Class 5 votes to reject the Plan, 89 percent of the New Common Stock, in each case subject to dilution on account of the Management Incentive Plan (if any).
22.“Class 3 New Preferred Equity Class A Stock Pool” means the New Preferred Equity Class A available for distribution to holders of Allowed Class 3 Claims in accordance with the New Preferred Equity Documentation; provided that if any holder of an Allowed Class 4 Claim elects the Class 4 Preferred A Option, then the New Preferred Equity Class A available for distribution to holders of Allowed Class 3 Claims shall be reduced on a Pro Rata basis on account of such election, in accordance with the Class 4 Preferred A Option; provided that, for the avoidance of doubt, in no event shall the holders of Allowed Class 3 Claims receive in the aggregate less than 86.1 percent of the New Preferred Equity Class A to be distributed.
23.“Class 4 Preferred A Option” means the election available to each holder of an Allowed Class 4 Claim to receive, on account of such Allowed Class 4 Claim, its Pro Rata share of New Preferred Equity Class A Stock available to holders of Allowed Class 4 Claims in accordance with the New Preferred Equity Documentation; provided that the maximum amount of New Preferred Equity Class A Stock available to all holders of Allowed Class 4 Claims who elect such option shall not exceed in the aggregate 13.9 percent of the New Preferred Equity Class A to be distributed.
24.“Class 4 Preferred B Option” means the election available to each holder of an Allowed Class 4 Claim to receive, on account of such Allowed Class 4 Claim, its Pro Rata share of New Preferred Equity Class B Stock in accordance with the New Preferred Equity Documentation.
25.“CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.
26.“Company” means VNR and each of its direct and indirect subsidiaries.
27.“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A of the Plan having been (a) satisfied or (b) waived pursuant to Article IX.B of the Plan.
28.“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.
29.“Confirmation Hearing” means the hearing held by the Bankruptcy Court on confirmation of the Plan, pursuant to sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.
30.“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

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31.“Consenting Lenders” means, collectively, the Consenting Revolver Lenders and the Consenting Term Loan Lenders.
32.“Consenting Revolver Lender” means each Revolving Credit Facility Lender (or certain designated affiliates thereof) that is or becomes party to the Plan Support Agreement.
33.“Consenting Senior Noteholder” means each Senior Noteholder (or certain designated affiliates thereof) that is or becomes party to the Plan Support Agreement.
34.“Consenting Stakeholders” means, collectively, the Consenting Lenders and the Consenting Senior Noteholders.
35.“Consenting Term Loan Lender” means each Term Loan Lender (or certain designated affiliates thereof) that is or becomes party to the Plan Support Agreement, including the Ad Hoc Term Loan Lender Group.
36.“Consummation” means the occurrence of the Effective Date.
37.“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 1, 2017, by and among VNG as borrower, the guarantor parties thereto, the Credit Agreement Agent, and the lenders from time to time party thereto (as amended, restated or otherwise modified from time to time).
38.“Credit Agreement Agent” means Citibank, N.A., in its capacity as administrative agent pursuant to the Credit Agreement Documents, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Credit Agreement.
39.“Credit Agreement Documentation” means, collectively, the Credit Agreement, the Loan Documents (as defined in the Credit Agreement), the Secured Swap Agreements (as defined in the Credit Agreement), and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents). For the avoidance of doubt, “Credit Agreement Documents” shall include all documentation related to the Revolving Credit Facility and the Term Loan.
40.“Credit Agreement Secured Parties” means the Credit Agreement Agent, the Revolving Credit Facility Lenders, the Swap Parties, the Term Loan Lenders, and any other party to whom obligations are owed by any Debtor under the Credit Agreement.
41.“Cure” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.
42.“Cure Notice” means a notice to non-Debtor counterparties to Executory Contracts and/or Unexpired Leases that includes proposed Cure amounts.

5

43.“Debtors” means, collectively, each of the following: Vanguard Natural Resources, Inc.; Eagle Rock Acquisition Partnership, L.P.; Eagle Rock Acquisition Partnership II, L.P.; Eagle Rock Energy Acquisition Co., Inc.; Eagle Rock Energy Acquisition Co. II, Inc.; Eagle Rock Upstream Development Company, Inc.; Eagle Rock Upstream Development Company II, Inc.; Escambia Asset Co. LLC; Escambia Operating Co. LLC; Vanguard Natural Gas, LLC; Vanguard Operating, LLC; and VNR Holdings, LLC.
44.“DIP Agent” means Citibank, N.A., in its capacity as administrative and collateral agent under the DIP Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Credit Agreement.
45.“DIP Credit Agreement” means the Superpriority Secured Debtor-in-Possession Credit Agreement dated as of April 3, 2019, by and among VNR, VNG, and the domestic subsidiaries thereof, the DIP Agent, and the DIP Lenders.
46.“DIP Facility” means the senior secured superpriority, priming secured debtor-in-possession credit facility in an aggregate principal amount of $130 million, on the terms set forth in the DIP Credit Agreement and the DIP Order, as applicable.
47.“DIP Facility Claim” means a Claim held by the DIP Lenders or the DIP Agent arising under or relating to the DIP Credit Agreement or the DIP Order, including any and all fees, interests paid in kind, and accrued but unpaid interest and fees arising under the DIP Credit Agreement and including, for the avoidance of doubt, any amount owed under the Revolving Credit Facility prior to the entry of the DIP Order that was “rolled up” into the DIP Facility under the DIP Order and the other DIP Loan Documents.
48.“DIP Lenders” means the lenders under the DIP Credit Agreement.
49.“DIP Loan Documents” means the DIP Credit Agreement and all other Loan Documents (as defined in the DIP Credit Agreement).
50. “DIP Order” means, collectively, (a) the Interim Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Adequate Protection to the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties Pursuant to Sections 361, 362, 363, and 364 of the Bankruptcy Code, (IV) Granting Liens and Superpriority Claims, (V) Modifying the Automatic Stay, and (VI) Scheduling a Final Hearing [Docket No. 118] and (b) the Final Order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Agreement and access the DIP Facility, which shall be in form and substance acceptable to the DIP Secured Parties.
51.“DIP Secured Parties” means the DIP Lenders, the DIP Agent, the Issuing Banks (as defined in the DIP Credit Agreement), and the other Secured Parties (as defined in the DIP Credit Agreement).

6

52.“Disbursing Agent” means the Reorganized Debtors or the Entity or Entities selected by the DIP Agent, in consultation with the Debtors and the Required Consenting Revolver Lenders, to make or facilitate distributions pursuant to the Plan.
53.“Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto.
54.“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and the procedures for solicitation of the Disclosure Statement.
55.“Disputed” means, as to a Claim or an Interest, any Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.
56.“Distribution Date” means the first date the Disbursing Agent will make distributions pursuant to the Plan, which shall be the Effective Date, or as soon thereafter as reasonably practicable.
57.“Distribution Record Date” means, other than with respect to publicly held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing.
58.“DTC” means the Depository Trust Company.
59.“Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A. of the Plan have been satisfied or waived in accordance with Article IX.B. of the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.
60.“Employment Obligations” means any existing obligations to employees to be assumed, reinstated, or honored, as applicable, (including the Amended Management Employment Agreements) in each case in accordance with Article IV.O of the Plan.
61.“Entity” means any entity, as defined in section 101(15) of the Bankruptcy Code.
62.“Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.
63.“Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) the Exit RBL/Term Loan A Facility Secured Parties; (c) the Exit Term Loan B Facility Secured Parties; (d) the DIP Secured Parties; (e) each Agent/Trustee; (f) the Consenting Stakeholders; (g) any statutory committee appointed in the

7

Chapter 11 Cases and each of its members; (h) each current and former Affiliate of each Entity in clause (a) through (g); and (i) each Related Party of each Entity in clause (a) through (g).
64.“Executory Contract” means a contract or lease to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
65.“Existing Employment Agreement” means each of the agreements in place as between the Company and each of the Chief Executive Officer, Chief Financial Officer, and General Counsel and Corporate Secretary as of the Petition Date.
66.“Exit Collateral Agent” means Citibank, N.A. (or its designee), in its capacity as a collateral agent under and pursuant to the terms of the Exit Facility Documentation.
67.“Exit Facilities” means, collectively, the Exit RBL/Term Loan A Facility and the Exit Term Loan B Facility.
68.“Exit Facility Agent” means, collectively, the Exit RBL/Term Loan A Facility Agent, the Exit Term Loan Facility B Agent, and the Exit Collateral Agent.
69.“Exit Facility Documentation” means the Exit RBL/Term Loan A Facility Documentation, the Exit Term Loan B Facility Documentation, and the applicable collateral agency agreements, collateral documents, mortgages, deeds of trust, Uniform Commercial Code statements, and other loan documents governing the Exit Facilities, which documents shall be included in the Plan Supplement, and which shall be consistent in all material respects with the Exit Facility Term Sheet.
70.“Exit Facility Loan Agreements” means those certain loan agreements memorializing the Exit Facilities, which shall be entered into among one or more of the Debtors or the Reorganized Debtors (as applicable), certain affiliates thereof that are obligors under the Exit Facilities, certain Exit Facility Agents, and the lenders thereunder.
71.“Exit Facility Term Sheet” means the term sheet attached as Exhibit B to the Plan Support Agreement.
72.“Exit RBL/Term Loan A Facility” means the first lien reserve-based revolving credit facility with an initial borrowing base of $65 million, and the term loan facility in the aggregate amount of $65 million, each of which shall be on such terms as set forth in the Exit RBL/Term Loan A Facility Documentation.
73.“Exit RBL/Term Loan A Facility Agent” means Citibank, N.A. (or any successor thereto), as administrative agent under the Exit RBL/Term Loan A Facility, solely in its capacity as such.
74.“Exit RBL/Term Loan A Facility Documentation” means, in connection with the Exit RBL/Term Loan A Facility, the applicable credit agreements, collateral documents, mortgages, deeds of trust Uniform Commercial Code statements, and other loan documents governing the Exit

8

RBL/Term Loan A Facility, which documents shall be included in the Plan Supplement, and which shall be consistent in all material respects with the Exit Facility Term Sheet.
75.“Exit RBL/Term Loan A Facility Secured Parties” means (i) the lenders under the Exit RBL/Term Loan A Facility (including banks, financial institutions, institutional lenders, or other entities serving as agents, arrangers, book-runners, and/or letter of credit issuers thereto, each solely in their capacity as such), (ii) certain lenders or affiliates of such lenders that are party to secured swap agreements with one or more of the Debtors or the Reorganized Debtors (as applicable), and (iii) certain lenders or affiliates of such lenders that are party to treasury management agreements with one or more of the Debtors or the Reorganized Debtors (as applicable).
76.“Exit Term Loan B Facility” means the new term loan lending facility in the aggregate amount of $285 million, which shall be on such terms as set forth in the Exit Term Loan B Facility Documentation.
77.“Exit Term Loan B Facility Agent” means Citibank, N.A. (or any successor thereto), as administrative agent under the Exit Term Loan B Facility, solely in its capacity as such.
78.“Exit Term Loan B Facility Documentation” means, in connection with the Exit Term Loan B Facility, the applicable credit agreements, collateral documents, mortgages, deeds of trust, Uniform Commercial Code statements, and other loan documents governing the Exit Term Loan B Facility, which documents shall be included in the Plan Supplement, and which shall be consistent in all material respects with the Exit Facility Term Sheet.
79.“Exit Term Loan B Facility Secured Parties” means the lenders under the Exit Term Loan B Facility, including banks, financial institutions, institutional lenders, or other entities serving as agents, arrangers, book-runners, and/or letter of credit issuers thereto, each solely in their capacity as such.
80.“Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.
81.“File” or “Filed” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
82.“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

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83.“General Unsecured Claim” means any Claim, other than a Secured Claim, that is not (a) an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim), (b) a Priority Tax Claim, (c) an Other Priority Claim, or (d) an Intercompany Claim.
84.“Governmental Unit” means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.
85.“Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
86.“Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.
87.“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.
88.“Intercompany Claim” means any Claim held by a Debtor or an Affiliate against a Debtor.
89.“Intercompany Interest” means any Interest held by a Debtor in another Debtor or non-Debtor subsidiary or Affiliate.
90.“Interest” means any Equity Security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.
91.“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.
92.“Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.
93.“Management Incentive Plan” means that certain post-Effective Date management incentive plan (if any), which shall be included in the Plan Supplement, and which shall be in form and substance acceptable to the Required Consenting Revolver Lenders and the DIP Agent.
94.“New Board” means the initial board of directors, members, or managers, as applicable, of Reorganized Vanguard.
95.“New Common Stock” means common stock of Reorganized Vanguard.
96.“New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, including charters, bylaws, operating agreements, the Shareholders Agreement, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with the Plan Support Agreement (and subject to the consent,

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approval, and consultation rights set forth therein) and section 1123(a)(6) of the Bankruptcy Code (as applicable).
97.“New Preferred Equity Class A Stock” means the new series of class A convertible preferred stock to be issued by Reorganized Vanguard on the Effective Date on terms consistent in all material respects with the terms set forth in the New Preferred Equity Term Sheet and the New Preferred Equity Documentation.
98. “New Preferred Equity Class B Stock” means the new series of class B convertible preferred stock to be issued by Reorganized Vanguard on the Effective Date on terms consistent in all material respects with the terms set forth in the New Preferred Equity Term Sheet and the New Preferred Equity Documentation.
99.“New Preferred Equity Documentation” means, in connection with the New Preferred Equity Class A Stock and New Preferred Equity Class B Stock, the applicable documents, to be dated as of the Effective Date, governing such equity, which documents shall (a) be included in the Plan Supplement; (b) shall be in form and substance reasonably acceptable to the Required Consenting Term Loan Lender Group and the Required Ad Hoc Term Loan Lender Group; and (c) shall be otherwise consistent in all material respects with the New Preferred Equity Term Sheet; provided that, for the avoidance of doubt, all of the directors for the initial term of the New Board shall be nominated by the Exit RBL/Term Loan A Facility Agent in consultation with the Entities designated to receive the New Preferred Equity Class A Stock on the Effective Date.
100.“New Preferred Equity Term Sheet” means the term sheet attached as Exhibit C to the Plan Support Agreement.
101.“New Preferred Stock” means, collectively, the New Preferred Equity Class A Stock and the New Preferred Equity Class B Stock.
102.“Non-Executive Incentive Fund” shall mean the fund, in an amount to be determined (which amount shall be reasonably acceptable to the Debtors, the Required Consenting Revolver Lenders, the Required Ad Hoc Term Loan Lender Group, and the Required Consenting Term Loan Lenders), to be established after the Effective Date by the Reorganized Debtors, the proceeds of which shall be distributed to non-executive employees after the Effective Date in furtherance of the Reorganized Debtors’ business plan, and on such other terms and conditions to be set forth in the Plan Supplement.
103.“Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
104.“Other Secured Claim” means any Secured Claim, other than a DIP Facility Claim, a Revolving Credit Facility Claim, a Secured Swap Claim, a Term Loan Claim, or a Senior Notes Claim, including any Secured Tax Claim or any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which

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is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.
105.“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.
106.“Petition Date” means March 31, 2019, the date on which the Debtors commenced the Chapter 11 Cases.
107.“Plan” means this Joint Plan of Reorganization of Vanguard Natural Resources, Inc. and its Debtor Affiliates, including the Plan Supplement, which is incorporated herein by reference.
108. “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors no later than five (5) days before the Voting Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including the following, as applicable: (a) the New Organizational Documents; (b) the Exit Facility Documentation; (c) the New Preferred Equity Documentation; (d) the form of Amended Management Employment Agreements contemplated to be assumed pursuant to the Plan; (e) the identity and members of the New Board and any executive management for Reorganized Vanguard; (f) the Assumed Executory Contract and Unexpired Lease List; (g) the Rejected Executory Contract and Unexpired Lease List; (h) Schedule of Retained Causes of Action; (i) the form of Management Incentive Plan (if any); (j) the Restructuring Transactions Memorandum, if applicable, and (k) any additional documents Filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date, subject to the terms of the Plan and the Plan Support Agreement.
109.“Plan Support Agreement” means that certain Plan Support Agreement, dated as of [●], by and among the Debtors and the Consenting Stakeholders, as may be further amended, modified, or supplemented from time to time, in accordance with its terms.
110.“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
111.“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.
112.“Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

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113.“Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses of Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.B of the Plan.
114.“Professional Fee Claim” means a Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.
115.“Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.
116.“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases by the applicable Bar Date.
117.“Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.
118.“Rejected Executory Contract and Unexpired Lease List” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time, with the consent of the Required Consenting Revolver Lenders, the Required Consenting Term Loan Lenders, and the DIP Agent (such consent not to be unreasonably withheld or delayed); provided that, for the avoidance of doubt, the Amended Management Employment Agreements shall not be on the Rejected Executory Contract and Unexpired Lease List.
119.“Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.
120.“Released Party” means, each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) each Consenting Stakeholder; (d) each DIP Secured Party; (e) each Exit RBL/Term Loan A Facility Secured Party; (f) each Exit Term Loan B Facility Secured Party; (g) each Agent/Trustee; (h) all Holders of Interests; (i) each current and former Affiliate of each Entity in clause (a) through (h); and (j) each Related Party of each Entity in clause (a) through (h); provided that any holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan or (y) files an objection to the releases contained in the Plan shall not be a “Released Party.”

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121.“Releasing Party” means, each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) each Consenting Stakeholder; (d) each Credit Agreement Secured Party; (e) each DIP Secured Party; (f) each Senior Noteholder; (g) each Exit RBL/Term Loan A Facility Secured Party; (h) each Exit Term Loan B Facility Secured Party; (i) each Agent/Trustee; (j) all Holders of Claims; (k) all Holders of Interests; (l) each current and former Affiliate of each Entity in clause (a) through (j); and (m) each Related Party of each Entity in clause (a) through (j); provided that any holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan or (y) files an objection to the releases contained in the Plan shall not be a “Releasing Party.”
122.“Reorganized Debtors” means, collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.
123.“Reorganized Vanguard” means, on or after the Effective Date, (a) VNR (which may change its name from “Vanguard Natural Resources, Inc.” or jurisdiction of incorporation from Delaware to a name or jurisdiction of incorporation, respectively, that shall be set forth in the Plan Supplement) or, if applicable, (b) any (i) successor or assign, by merger, consolidation, or otherwise (including any newly established corporation, partnership, or limited liability company) or (ii) other Reorganized Debtor designated to issue the New Common Stock or the New Preferred Stock, as applicable.
124.“Required Ad Hoc Term Loan Lender Group” means, as of the relevant date, members of the Ad Hoc Term Loan Lender Group holding more than 45 percent of the aggregate outstanding principal amount of the Term Loan Claims that are held by the Ad Hoc Term Loan Lender Group.
125.“Required Consenting Revolver Lenders” means, as of the relevant date, Consenting Revolver Lenders holding more than 50 percent of the aggregate outstanding principal amount of the Revolving Credit Facility that is held by Consenting Revolver Lenders.
126.“Required Consenting Term Loan Lenders” means, as of the relevant date, Consenting Term Loan Lenders holding more than 50 percent of the aggregate outstanding principal amount of the Term Loan that is held by Consenting Term Loan Lenders.
127.“Restructuring Transactions” means the transactions described in Article IV.B of the Plan.
128.“Restructuring Transactions Memorandum” means a document, in form and substance reasonably acceptable to the Required Consenting Revolver Lenders and the Required Ad Hoc Term Loan Lender Group, that may be included in the Plan Supplement that will, if applicable, set forth certain components of the Restructuring Transactions, including the identity of Reorganized Vanguard.
129.“Revolving Credit Facility” means the senior secured reserve-based revolving credit facility outstanding under the Credit Agreement.

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130.“Revolving Credit Facility Claim” means a Claim arising under, derived from, or based upon the Revolving Credit Facility; provided that, for the avoidance of doubt, any amount owed under the Revolving Credit Facility prior to the entry of the DIP Order that was “rolled up” into the DIP Facility under the DIP Order and the other DIP Loan Documents shall not constitute a Revolving Credit Facility Claim.
131.“Revolving Credit Facility Lender” means each lender under the Revolving Credit Facility.
132.“Revolving Credit Facility Loan” means the revolving loans issued under and on the terms set forth in the Credit Agreement.
133. “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred by the Debtors, in consultation with the DIP Agent, pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.
134.“Schedules” means, collectively, the schedules of assets and liabilities and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules, as they may be amended, modified, or supplemented from time to time.
135.“Section 510(b) Claim” means any Claim arising from: (a) rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors; (b) purchase or sale of such a security; or (c) reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.
136.“Secured Claim” means a Claim secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the applicable holder’s interest in the applicable Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.
137.“Secured Swap Claim” means, with respect to each Swap Party, individually, or all Swap Parties, collectively, as applicable, all Claims arising under or related to the Debtors’ prepetition swap transactions entered into between any Debtor and such Swap Party that are secured by the Credit Agreement Documentation, including all liabilities and obligations outstanding as of the Petition Date and all claims arising out of any termination of such transactions.
138.“Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.
139.“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law.

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140.“Security” means any security, as defined in section 2(a)(1) of the Securities Act.
141.“Senior Noteholder” means the holders or investment advisors or managers of discretionary accounts that hold Senior Note Claims.
142.“Senior Notes” means the 9.0% senior secured second lien notes due 2024, issued pursuant to the Senior Notes Indenture.
143.“Senior Notes Claim” means any Claim arising under the Senior Notes.
144.“Senior Notes Documentation” means collectively, the Senior Notes Indenture and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).
145.“Senior Notes Indenture” means that certain Indenture dated August 1, 2017 (as amended, restated, modified or supplemented from time to time), by and among VNR as issuer, the guarantor parties thereto or in related transaction documentation, and the Senior Notes Trustee.
146.“Senior Notes Trustee” means Delaware Trust Company, in its capacity as trustee and collateral trustee under the Senior Notes Indenture, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Senior Notes Indenture.
147.“Shareholders Agreement” means the shareholders’ agreement, partnership agreement, or limited liability company agreement, as applicable, of Reorganized Vanguard with respect to the New Common Stock issued on the Effective Date, which shall include reasonable protections for minority holders of New Common Stock and which shall be in form and substance reasonably acceptable to the Required Consenting Revolver Lenders and the Required Ad Hoc Term Loan Lender Group.
148.“Swap Party” means each Secured Swap Provider (as defined in the Credit Agreement) that is a holder of an Allowed Secured Swap Claim.
149.“Term Loan” means the term loans issued and on the terms set forth under the Credit Agreement.
150.“Term Loan Claim” means a Claim arising under, derived from, or based upon the Term Loan.
151.“Term Loan Lender” means each lender under the Term Loan.
152.“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
153.“Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

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154.“VNG” means Vanguard Natural Gas, LLC.
155.“VNR” means Vanguard Natural Resources, Inc.
156.“Voting Deadline” means [June 21], 2019 at 5:00 p.m., prevailing Central Time.

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B.	Rules of Interpretation.
For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (9) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (10) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (11) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (12) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (13) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (14) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (15) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (16) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.
Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

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D.	Governing Law.
Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.
All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors.
Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.
In the event of an inconsistency between the Plan, and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan shall control (unless stated otherwise in such Plan document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.
Article II.
ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, AND DIP Facility Claims
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, Priority Tax Claims, and DIP Facility Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.
Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to

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the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	Professional Fee Claims.
1.    Final Fee Applications and Payment of Professional Fee Claims.
All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice, an opportunity to object, and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows by Final Order, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.
2.    Professional Fee Escrow Account.
On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount, which shall be funded by the Reorganized Debtors. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. No liens, claims, or Interests shall encumber the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors; provided that, prior to the Effective Date, the Estates and, upon the Effective Date, the Reorganized Debtors, shall have a reversionary interest in the excess amount, if any, remaining in the Professional Fee Escrow Account after all such Allowed amounts owing to the Professionals have been paid in full. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed provided that obligations with respect to Professional Fee Claims shall not be limited nor deemed to be limited to the balance of funds held in the Professional Fee Escrow Account. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court and shall be subject to the Liens securing the Exit Facilities, without any further action by the lenders thereunder or order of the Bankruptcy Court.

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3.    Professional Fee Amount.
Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than fifteen (15) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.
4.    Post-Confirmation Fees and Expenses.
Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Code.

C.	Priority Tax Claims.
Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

D.	DIP Facility Claims.
As of the Effective Date, the DIP Facility Claims shall be Allowed Claims in the full amount outstanding under the DIP Loan Documents, including principal, interest, fees, and expenses.
Except to the extent that a holder of an Allowed DIP Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Facility Claim (subject to the last sentence of this Article II.D), each holder of an Allowed DIP Facility Claim shall receive its Pro Rata share of participation in the Exit RBL/Term Loan A Facility and all commitments under the DIP Credit Agreement shall terminate. Upon the indefeasible payment or satisfaction in full of the DIP Facility Claims in accordance with the terms of this Article II.D, on the Effective Date all Liens and security interests granted to secure such obligations shall be automatically terminated and of no further force and effect, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.
Article III.
CLASSIFICATION AND TREATMENT oF CLAIMS AND INTERESTS

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A.	Classification of Claims and Interests.
This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.
The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	Revolving Credit Facility Claims and Secured Swap Claims	Impaired	Entitled to Vote
Class 4	Term Loan Claims	Impaired	Entitled to Vote
Class 5	Senior Notes Claims	Impaired	Entitled to Vote
Class 6	General Unsecured Claims	[TBD]	[TBD]
Class 7	Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 8	Intercompany Interests	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 9	Existing Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 10	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.
Each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the holder of an Allowed Claim or Allowed

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Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.
1.    Class 1 - Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims against any Debtor.

(b)	Treatment: Each holder of an Allowed Class 1 Claim shall receive, at the option of the applicable Debtor, with the consent of the Required Consenting Revolver Lenders and the DIP Agent:

(i)	payment in full in Cash of its Allowed Class 1 Claim;

(ii)	the collateral securing its Allowed Class 1 Claim;

(iii)	Reinstatement of its Allowed Class 1 Claim; or

(iv)	such other treatment rendering its Allowed Class 1 Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)
Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

2.    Class 2 - Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims against any Debtor.

(b)
Treatment: Each holder of an Allowed Class 2 Claim shall receive Cash in an amount equal to such Allowed Class 2 Claim on the later of (i) the Effective Date or (ii) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction, contract, or other agreement giving rise to such allowed Class 2 Claim.

(c)
Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

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3.    Class 3 – Revolving Credit Facility Claims & Secured Swap Claims

(a)	Classification: Class 3 consists of all Revolving Credit Facility Claims and the Secured Swap Claims.

(b)	Allowance: On the Effective Date, Class 3 Claims shall be Allowed in an aggregate amount equal to $[●].

(c)	Treatment: Each holder of an Allowed Class 3 Claim shall receive a Pro Rata share of and interest in:

(i)	the Exit Term Loan B Facility;

(ii)	the Class 3 New Preferred Equity Class A Stock Pool; and

(iii)	the Class 3 Common Stock Pool.

(d)	Voting: Class 3 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 3 are entitled to vote to accept or reject the Plan.
4.    Class 4 – Term Loan Claims

(a)	Classification: Class 4 consists of all Term Loan Claims against any Debtor.

(b)	Allowance: On the Effective Date, Class 4 Claims shall be Allowed in an aggregate amount equal to $[126,000,000.00].

(c)	Treatment: Each holder of an Allowed Class 4 Claim shall receive a Pro Rata share and interest in:

(i)	at the option of each holder of an Allowed Class 4 Claim, either: (x) the Class 4 Preferred A Option or (y) the Class 4 Preferred B Option; and

(ii)	10 percent of the New Common Stock, subject to dilution on account of the Management Incentive Plan (if any).

(d)	Voting: Class 4 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 4 are entitled to vote to accept or reject the Plan.
5.    Class 5 – Senior Notes Claims

(a)	Classification: Class 5 consists of all Senior Notes Claims against any Debtor.

(b)	Allowance: On the Effective Date, Class 5 Claims shall be Allowed in an aggregate amount equal to $[82,000,000.00].

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(c)	Treatment: Each holder of an Allowed Class 4 Claim shall receive a Pro Rata share and interest in:

(i)	if Class 5 votes to accept the Plan, 15 percent of the New Common Stock, subject to dilution on account of the Management Incentive Plan (if any); or

(ii)	if Class 5 votes to reject the Plan, 1 percent of the New Common Stock, subject to dilution on account of the Management Incentive Plan (if any).

(d)	Voting: Class 5 is Impaired under the Plan. Therefore, holders of Allowed Claims in Class 5 are entitled to vote to accept or reject the Plan.
6.    Class 6 – General Unsecured Claims

(a)	Classification: Class 6 consists of all General Unsecured Claims against any Debtor.

(b)
Treatment: [To the extent such claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each allowed General Unsecured Claim, on the Effective Date each holder thereof will receive such treatment as is acceptable to the Debtors, the Required Consenting Revolver Lenders, and the DIP Agent and in accordance with the Bankruptcy Code, to be determined prior to the hearing to consider approval of the Disclosure Statement].

(c)	Voting: [TBD].
7.    Class 7 – Intercompany Claims

(a)	Classification: Class 7 consists of all Intercompany Claims.

(b)
Treatment: Class 7 Claim shall be, at the option of the Debtors, the Required Consenting Revolver Lenders, and the DIP Agent, either reinstated, canceled and released without any distribution, or otherwise addressed at such parties’ discretion.

(c)
Voting: Class 7 is Impaired or Unimpaired under the Plan. Holders of Class 7 Claims are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

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8.    Class 8 – Intercompany Interests

(a)	Classification: Class 8 consists of all Intercompany Interests.

(b)
Treatment: Class 8 Interests shall be, at the option of the Debtors, the Required Consenting Revolver Lenders, and the DIP Agent, either reinstated, canceled and released without any distribution, or otherwise addressed at such parties’ discretion.

(c)
Voting: Class 8 is Impaired or Unimpaired under the Plan. Holders of Class 8 Interests are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

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9.    Class 9 – Existing Equity Interests

(a)	Classification: Class 9 consists of all Existing Equity Interests.

(b)
Treatment: Each Class 9 Interest will be canceled, released, and extinguished, and will be of no further force or effect. Each holder of an Interest will not receive any distribution on account of such Interest.

(c)
Voting: Class 9 is Impaired. Holders of Class 9 Interests are conclusively deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders Class 9 Claims are not entitled to vote to accept or reject the Plan.

10.    Class 10 – Section 510(b) Claims

(a)	Classification: Class 10 consists of all Section 510(b) Claims.

(b)
Allowance: Notwithstanding anything to the contrary herein, a Section 510(b) Claim, if any such Claim exists, may only become Allowed by Final Order of the Bankruptcy Court. The Debtors are not aware of any valid Section 510(b) Claim and believe that no such Section 510(b) Claim exists.

(c)	Treatment: Class 10 Claims shall be discharged, cancelled, released, and extinguished without any distribution to holders of such claims.

(d)
Voting: Class 10 is Impaired. Holders (if any) of Allowed Class 10 Claims are conclusively deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders (if any) of Allowed Class 10 Claims are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.
Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes.
Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

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E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.
If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Intercompany Interests.
To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims.  For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor, unless otherwise specified in the Restructuring Transactions Memorandum.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.
Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.
If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims.
The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

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Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.
As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the DIP Facility Claims, the Revolving Credit Facility Claims, the Secured Swap Claims, the Term Loan Claims[, or the Senior Notes Claims], as applicable, and (2) any claim to avoid, subordinate, or disallow any DIP Facility Claim, Revolving Credit Facility Claim, Secured Swap Claim, Term Loan Claim[, or Senior Notes Claim], whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring Transactions.
On the Effective Date, or following the entry of the Confirmation Order and prior to the Effective Date, to the extent set forth in the Restructuring Transactions Memorandum, if applicable, the applicable Debtors or the Reorganized Debtors shall enter into any transaction and shall take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Plan and the Restructuring Transactions Memorandum, if applicable, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (1) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (1) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or

29

dissolution pursuant to applicable state or provincial law; and (1) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

C.	Reorganized Debtors.
On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.

D.	Sources of Consideration for Plan Distributions.
The Reorganized Debtors shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations; (2) the Exit Facilities; and (3) the issuance and distribution of the New Preferred Stock and the New Common Stock.
1.    Issuance of New Preferred Stock and New Common Stock.
On the Effective Date, Reorganized Vanguard shall issue the New Preferred Stock and the New Common Stock pursuant to the Plan and the New Preferred Equity Documentation, as applicable. The issuance of the New Common Stock, including any options, or other equity awards, if any, reserved for the Management Incentive Plan (if any), by Reorganized Vanguard shall be authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. Reorganized Vanguard shall be authorized to issue a certain number of shares, units, or equity interests (as the case may be based on how the New Preferred Stock and the New Common Stock is denominated) of the New Preferred Stock and the New Common Stock required to be issued under the Plan and pursuant to its New Organizational Documents. On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.
All of the shares, units or equity interests (as the case may be based on how the New Preferred Stock and the New Common Stock is denominated) of the New Preferred Stock and the New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

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2.    Exit Facilities.
The Reorganized Debtors shall enter into the Exit Facilities on the Effective Date, on terms set forth in the Exit Facility Documentation. The terms of the Exit Facilities shall be consistent with the Exit Facility Term Sheet and Exit Facility Documentation, as applicable.
Entry of the Confirmation Order shall be deemed approval of the Exit Facilities (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by the Court previously, and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Facilities, including the Exit Facility Documentation, without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate the Exit Facilities.
On the later of (i) the Effective Date and (ii) the satisfaction of the DIP Facility Claims in accordance with Article II.D of the Plan, all of the Liens and security interests to be granted in accordance with the Exit Facility Documentation (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the applicable collateral in accordance with the respective terms of the Exit Facility Documentation, (c) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the respective Exit Facility Documentation, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood, however, that perfection shall occur automatically by virtue of the entry of the Confirmation Order (subject solely to the occurrence of the Effective Date) and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

E.	Corporate Existence.
Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions), the New Organizational Documents, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents)

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are amended under the Plan or otherwise, in each case to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

F.	Vesting of Assets in the Reorganized Debtors.
Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions) or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan (including, for the avoidance of doubt, the Exit Facility Documentation) or the Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

G.	Cancellation of Existing Securities and Agreements.
On the later of (i) the Effective Date and (ii) the satisfaction of the DIP Facility Claims in accordance with Article II.D of the Plan, except to the extent otherwise provided in the Plan Support Agreement, the Plan, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, the Debtors’ obligations under all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of, or parties to, such instruments, securities, and other documentation will have no rights against the Debtors arising from or relating to such instruments, securities, and other documentation, except the rights provided for pursuant to this Plan. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI, the DIP Loan Documents, the Credit Agreement Documentation, and the Senior Notes Documentation shall continue in effect solely to the extent necessary to: (1) permit holders of Claims under DIP Loan Documents, the Credit Agreement Documentation, and the Senior Notes Documentation to receive distributions under the Plan, as applicable; (2) permit the Debtors, the Reorganized Debtors, the DIP Agent, the Credit Agreement Agent, and the Senior Notes Trustee to make distributions on account of the Allowed Claims under the DIP Loan Documents, the Credit Agreement Documentation, and the Senior Notes Documentation and on account of the Secured Swap Claims, as applicable; (3) preserve any rights of the DIP Agent, the Credit Agreement Agent, the Senior Notes Trustee (or any respective predecessor or successor thereof), or the Swap Parties as against any money or property distributable to holders of DIP Facility Claims, Revolving Credit Facility Claims, Secured Swap Claims, Term Loan Claims, or Senior Notes Claims, respectively, including any priority in respect of payment of fees, expenses, or indemnification and the right to exercise any charging lien. Except as provided in this Plan (including Article VI of this Plan), on the Effective Date, the DIP Agent, the Credit Agreement Agent, and the Senior Notes Trustee, and their respective agents, successors, and assigns shall be automatically and fully discharged of all of their duties and obligations associated with the DIP Credit Agreement, the Credit Agreement Documentation, and the Senior Notes Documentation, as applicable. The

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commitments and obligations (if any) of the DIP Secured Parties, the Credit Agreement Secured Parties, and/or the Senior Noteholders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the DIP Loan Documents, the Credit Agreement Documentation, and the Senior Notes Documentation, as applicable, shall fully terminate and be of no further force or effect on the Effective Date. To the extent that any provision in a DIP Loan Document, the DIP Order, or the Credit Agreement Documentation is of a type that survives repayment of the subject indebtedness, such provisions shall remain in effect notwithstanding satisfaction of the DIP Facility Claims, the Revolving Credit Facility Claims, the Term Loan Claims, or the Secured Swap Claims.

H.	Corporate Action.
On the Effective Date, or following the entry of the Confirmation Order and prior to the Effective Date, to the extent set forth in the Restructuring Transactions Memorandum, if applicable, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Employment Obligations; (2) selection of the directors and officers for the Reorganized Debtors; (3) the distribution of the New Preferred Stock and the New Common Stock; (4) implementation of the Restructuring Transactions; (5) entry into the Exit Facility Documentation; (6) adoption of the New Organizational Documents; (7) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (8) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Preferred Stock, the New Common Stock, the New Organizational Documents, the Exit Facility Documentation (as applicable), and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

I.	New Organizational Documents.
On the Effective Date, or following the entry of the Confirmation Order and prior to the Effective Date, to the extent set forth in the Restructuring Transactions Memorandum, if applicable, the organizational documents of each of the Debtors shall be amended, amended and restated, or replaced as may be necessary to effectuate the transactions contemplated or permitted by the Plan. On the Effective Date, or following the entry of the Confirmation Order and prior to the Effective

33

Date, to the extent set forth in the Restructuring Transactions Memorandum, if applicable, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of incorporation if and to the extent required in accordance with the corporate laws of the respective state or country of incorporation. The New Organizational Documents will prohibit the issuance of non-voting equity securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code. For the avoidance of doubt, the New Organizational Documents shall be included as exhibits to the Plan Supplement. After the Effective Date, the Reorganized Debtors may amend and restate New Organizational Documents, and the Reorganized Debtors may file their respective certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

J.	Directors and Officers of the Reorganized Debtors.
As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and all of the directors for the initial term of the New Board shall be nominated by the Exit RBL/Term Loan A Facility Agent in consultation with the Entities designated to receive the New Preferred Equity Class A Stock on the Effective Date. The New Board shall initially consist of [●] members. In subsequent terms, the directors shall be selected in accordance with the New Organizational Documents of the Reorganized Debtors. The members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

K.	Effectuating Documents; Further Transactions.
On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

L.	Certain Securities Law Matters.
1.    The offering, issuance, and distribution of the New Preferred Stock, and the New Common Stock, as contemplated by Article IV.D of this Plan, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such New Preferred Stock and New Common Stock will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable

34

at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents.
2.    If the ownership of the New Preferred Stock or the New Common Stock is reflected through the facilities of DTC, neither the Debtors, the Reorganized Debtors, nor any other Person shall be required to provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Preferred Stock and the New Common Stock under applicable securities laws.
3.    DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Preferred Stock and the New Common Stock are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.
4.    Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Preferred Stock and the New Common Stock are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

M.	Section 1146 Exemption.
Pursuant to section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for any or all of the Exit Facilities, as applicable; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

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N.	Management Incentive Plan.
On the Effective Date, the Reorganized Debtors, in consultation with the Required Consenting Revolver Lenders and the Required Ad Hoc Term Loan Lender Group, may implement the Management Incentive Plan (if any), which shall be Filed with the Plan Supplement.

O.	Employee Matters.
Except with respect to the Amended Management Employment Agreements, which shall be treated as set forth in Article IV.O.1. herein, on the Effective Date, the Debtors shall have assumed each of the written contracts, agreements, policies, programs and plans for compensation, bonuses, reimbursement, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for bonuses and other incentives or compensation for the Debtors’ current and former employees, directors, officers, and managers, including executive compensation programs and existing compensation arrangements for the employees of the Debtors (but excluding any severance agreements with any of Debtors’ former employees) that are set forth in the Assumed Executory Contract and Unexpired Lease List. Except to the extent provided by Article VIII of the Plan, nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such employment agreements.
1.    Amendment of Employment Agreements.
On the Effective Date, the Reorganized Debtors shall assume the Amended Management Employment Agreements.
2.    Non-Executive Incentive Fund.
On the Effective Date, Reorganized Vanguard shall fund the Non-Executive Incentive Fund, the proceeds of which shall be allocated by the New Board in its discretion to non-management employees of Reorganized Vanguard.
3.    Retiree Matters.
Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

P.	Preservation of Causes of Action.
1.    In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, which, for the avoidance of doubt, shall become property of the

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Reorganized Debtors, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.
2.    The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.
3.    The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.
Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.
The Debtors shall file the Assumed Executory Contract and Unexpired Lease List and the Rejected Executory Contract and Unexpired Lease List as part of the Plan Supplement. On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed rejected by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (1) are identified on the Assumed Executory Contract and Unexpired Lease List; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by the Debtors pursuant to a Bankruptcy Court order; (4)  are the subject of a motion to assume Executory Contracts or Unexpired Leases that is pending on the

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Confirmation Date; or (5) is a contract, instrument, release, or other agreement or document entered into in connection with the Plan or the Restructuring Transactions.
Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Lease List, or the Rejected Executory Contract and Unexpired Lease List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order of the Bankruptcy Court on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.
To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Assumed Executory Contract and Unexpired Lease List and the Rejected Executory Contract and Unexpired Lease List, subject to, in each case, the consent of the Required Consenting Revolver Lenders, the Required Consenting Term Loan Lenders, and the DIP Agent (such consent not to be unreasonably withheld or delayed), at any time up to sixty (60) days after the Effective Date.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.
Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

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All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.6 hereof.

C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.
No later than seven (7) calendar days before the Confirmation Hearing, the Debtors shall provide Cure Notices to counterparties to Executory Contracts and Unexpired Leases, which shall include a description of the procedures for objecting to assumption thereof based on the proposed Cure amounts or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure amount must be Filed, served, and actually received by the counsel to the Debtor no later than the date and time specified in the notice. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure amount will be deemed to have assented to such assumption or Cure amount.
On the Effective Date, the Debtors or the Reorganized Debtors shall fund an escrow, in consultation with the DIP Agent, the Consenting Revolver Lenders, and the Ad Hoc Term Loan Lender Group, with the Cure amounts listed on the Cure Notices (or such amount otherwise agreed to by the Debtors or the Reorganized Debtors and the applicable counterparty to an Executory Contract or Unexpired Lease) for each Executory Contract and Unexpired Lease included on the Assumed Executory Contract and Unexpired Lease List. Subject to the subsequent paragraph, the Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, within ninety (90) days of the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Bankruptcy Court on or before the later of (i) thirty (30) days after the Effective Date or (ii) thirty (30) days after the applicable Executory Contract or Unexpired Lease is added to the Assumed Executory Contract and Unexpired Lease List. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court.
If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving

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such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.
Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.
Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtors contracting from non-Debtor counterparties to rejected Executory Contracts or Unexpired Leases.

E.	Indemnification Provisions.
All Indemnification Provisions, consistent with applicable law, currently in place (whether in the by‑laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the Indemnification Provisions in place prior to the Effective Date.
The Debtors shall maintain tail coverage under any directors’ and officers’ insurance policies for the six-year period following the Effective Date on terms no less favorable than under, and with an aggregate limit of liability no less than the aggregate limit of liability under, the directors’ and officers’ existing insurance policies. In addition to such tail coverage, the directors’ and officers’ insurance policies shall remain in place in the ordinary course during the Chapter 11 Cases.
The Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including the “tail policy”) in effect prior to the Effective Date, and any directors and officers of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date. Notwithstanding anything herein to the contrary, the Debtors shall retain the ability to supplement such directors’ and officers’ insurance policies as the Debtors deem necessary, including purchasing any tail coverage.

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F.	Insurance Policies.
Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims.

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.
Unless otherwise provided in the Plan, each assumed and assigned Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

H.	Reservation of Rights.
Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Debtor or Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

I.	Nonoccurrence of Effective Date.
In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

J.	Contracts and Leases Entered Into After the Petition Date.
Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.
Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims and Interests Allowed as of the Effective Date.
Except as otherwise provided herein, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Claim or Interest,

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on the first Distribution Date, the Disbursing Agent shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in accordance with Article II.A, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of the Plan, and (3) Allowed General Unsecured Claims shall be paid in accordance with Article III.B.6 of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. A Distribution Date shall occur no less frequently than once in every thirty (30) day period after the Effective Date, as necessary, in the Reorganized Debtors’ sole discretion.

B.	Disbursing Agent.
All distributions under the Plan shall be made by the Disbursing Agent on the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.
1.    Powers of the Disbursing Agent.
The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.
2.    Expenses Incurred On or After the Effective Date.
Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.
1.    Record Date for Distribution.
On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those

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record holders listed on the Claims Register as of the close of business on the Distribution Record Date.
2.    Delivery of Distributions in General.
Except as otherwise provided herein, the Disbursing Agent shall make distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided, further, that the address for each holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that holder.
3.    Minimum Distributions.
[No fractional shares of New Preferred Stock or New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Preferred Stock or New Common Stock that is not a whole number, the actual distribution of shares of New Preferred Stock or New Common Stock shall be rounded as follows: (a) fractions of one‑half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Preferred Stock or New Common Stock to be distributed to holders of Allowed Claims and Allowed Interests (as applicable) shall be adjusted as necessary to account for the foregoing rounding.]
4.    Undeliverable Distributions and Unclaimed Property.
In the event that any distribution to any holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

E.	Manner of Payment.
At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

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F.	Compliance with Tax Requirements.
In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors, the Disbursing Agent, and any applicable withholding agents shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors, the Reorganized Debtors, the Disbursing Agent, and any applicable withholding agent shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

G.	Allocations.
Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

H.	No Postpetition Interest on Claims.
Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims against the Debtors, and no holder of a prepetition Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim.

I.	Foreign Currency Exchange Rate.
Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

J.	Setoffs and Recoupment.
Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and holder of Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim

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hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

K.	Claims Paid or Payable by Third Parties.
1.    Claims Paid by Third Parties.
The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.
2.    Claims Payable by Third Parties.
No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
3.    Applicability of Insurance Policies.
Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

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Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims.
After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

B.	Claims Administration Responsibilities.
Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to file, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.P of the Plan.
Any objections to Claims and Interests other than General Unsecured Claims shall be served and filed on or before the 180th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 180-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.
Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

C.	Estimation of Claims.
Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction

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under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim, such estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D.	Adjustment to Claims or Interests without Objection.
Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Time to File Objections to Claims.
Any objections to Claims shall be Filed on or before the later of (a) one-hundred-eighty (180) days after the Effective Date and (b) such other period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by a Final Order of the Bankruptcy Court for objecting to such claims.

F.	Disallowance of Claims or Interests.
Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors. All Proofs of Claim Filed on account of an Indemnification Provision shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such Indemnification Provision is assumed (or honored or reaffirmed, as the case may

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be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.
Except as otherwise provided herein or as agreed to by the Reorganized Debtors, any and all Proofs of Claim Filed after the Bar Date shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and holders of such Claims may not receive any distributions on account of such Claims, unless such late Proof of Claim has been deemed timely Filed by a Final Order.

G.	No Distributions Pending Allowance.
Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of a Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.	Distributions After Allowance.
To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

I.	No Interest.
Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not [accrue or] be paid on Claims[, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right]. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.
Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of

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their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or noncontingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

B.	Release of Liens.
Except as otherwise provided in the Exit Facility Documentation, the Plan, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors (with the consent of the Required Consenting Revolver Lenders and the DIP Agent) elect to reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors or Reorganized Debtors. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such mortgage, deed of trust, Lien, pledge, or other security interest, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such mortgages, deeds of trust, Liens, pledges, or other security interests.

C.	Releases by the Debtors.
Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party

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and its respective assets and property are, and are deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their Related Parties, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim or Cause of Action against, or interest in, a Debtor or other Entity (or that any holder of any claim, interest, or Cause of Action could have asserted on behalf of the Debtors), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ capital structure, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in‑ or out‑of‑court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, execution, or filing of the Plan Support Agreement, the Exit RBL/Term Loan A Facility, the Exit RBL/Term Loan A Facility Documentation, the Exit Term Loan B Facility, the Exit Term Loan B Facility Documentation, the New Preferred Equity Documentation, the DIP Facility, the DIP Credit Agreement, the DIP Loan Documents, the Credit Agreement, the Credit Agreement Documentation, the Revolving Credit Facility, the Term Loan, the Senior Notes Indenture, the Senior Notes, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Chapter 11 Cases (including the filing thereof), the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan (including the New Preferred Stock and the New Common Stock), or the distribution of property under the Plan or any other related agreement, the business or contractual arrangements between any Debtor and any Released Party, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post‑Effective Date obligations of any party or Entity under the Plan, the Plan Support Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit RBL/Term Loan A Facility Documentation and the Exit Term Loan B Facility Documentation.
Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Article VIII.C by the Debtors, the Reorganized Debtors, and their Estates, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute its finding that each release described in this Article VIII.C is: (1) in exchange for the good and valuable

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consideration provided by the Released Parties, a good faith settlement and compromise of such Causes of Action; (2) in the best interest of the Debtors, the Reorganized Debtors, and their Estates and all holders of Interests and Causes of Action; (3) fair, equitable, and reasonable; (4) given and made after due notice and opportunity for hearing; and (5) subject to the terms and provisions herein, a bar to the Debtors, the Reorganized Debtors, and their Estates asserting any Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their assets and property.

D.	Releases by Holders of Claims and Interests.
Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, each Released Party and its respective assets and property are, and are deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Debtor, Reorganized Debtor, the Debtors’ Estates and each Releasing Party, in each case on behalf of themselves and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in‑ or out‑of‑court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, execution, or filing of the Plan Support Agreement, the Exit RBL/Term Loan A Facility, the Exit RBL/Term Loan A Facility Documentation, the Exit Term Loan B Facility, the Exit Term Loan B Facility Documentation, the New Preferred Equity Documentation, the DIP Facility, the DIP Credit Agreement, the DIP Loan Documents, the Credit Agreement, the Credit Agreement Documentation, the Revolving Credit Facility, the Term Loan, the Senior Notes Indenture, the Senior Notes, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document relating to any of the foregoing, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Chapter 11 Cases (including the filing thereof), the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan (including the New Preferred Stock and the New Common Stock), or the distribution of property under the Plan or any other related agreement, the business or contractual arrangements between any Debtor and any Released Party, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post‑Effective Date obligations of any party or Entity under the Plan,

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the Plan Support Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit RBL/Term Loan A Facility Documentation and the Exit Term Loan B Facility Documentation or any Claim or obligation arising under the Plan. For the avoidance of doubt, nothing in this Plan shall be deemed to be, or construed as, a release, waiver, or discharge of any of the Indemnification Provisions.

E.	Exculpation.
Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing or termination of the Plan Support Agreement and related transactions, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Exit RBL/Term Loan A Facility, the Exit RBL/Term Loan A Facility Documentation, the Exit Term Loan B Facility, the Exit Term Loan B Facility Documentation, the New Preferred Equity Documentation, the DIP Facility, the DIP Credit Agreement, the DIP Loan Documents, the Credit Agreement, the Credit Agreement Documentation, the Revolving Credit Facility, the Term Loan, the Senior Notes Indenture, the Senior Notes, or any Restructuring Transaction, contract, instrument, release or other agreement or document relating to the foregoing created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Chapter 11 Cases (including the filing thereof), the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan (including the New Preferred Stock and the New Common Stock), or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted bad faith, gross negligence, actual fraud, or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above shall not operate to waive or release the rights of any Entity to enforce this Plan, the Plan Support Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit RBL/Term Loan A Facility Documentation and the Exit Term Loan B Facility Documentation or any claim or obligation arising under the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

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F.	Injunction.
Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims, Causes of Action, or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims, Causes of Action, or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims, Causes of Action, or interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims, Causes of Action, or interests; (4) asserting any right of setoff, subrogation, recoupment, or other similar legal or equitable right of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims, Causes of Action, or interests unless such holder has Filed a motion requesting the right to perform such legal or equitable right on or before the Effective Date, and notwithstanding an indication of a claim, Cause of Action, or interest or otherwise that such holder asserts, has, or intends to preserve any such right pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims, Causes of Action, or interests released or settled pursuant to the Plan.
Upon entry of the Confirmation Order, all holders of Claims and Interests and their Related Parties shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.F of the Plan.

G.	Protections Against Discriminatory Treatment.
Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention.
On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

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I.	Reimbursement or Contribution.
If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non‑contingent or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.
Article IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.
It shall be a condition to the occurrence of the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:
1.    the Plan Support Agreement shall not have been terminated as to all the Consenting Stakeholders and remains in full force and effect as to the Consenting Stakeholders that remain party thereto;
2.    the Plan, the Confirmation Order, the Disclosure Statement, and the Disclosure Statement Order must be, in form and substance, reasonably acceptable to the Required Consenting Revolver Lenders, the Exit Facility Agent, and the Required Ad Hoc Term Loan Lender Group;
3.    the Plan, the Confirmation Order, the Disclosure Statement, and the Disclosure Statement Order must be, in form and substance, acceptable to the DIP Secured Parties;
4.    all documents necessary to consummate this Plan shall have been executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred) contained therein shall have been satisfied or waived in accordance therewith;
5.    the Disclosure Statement Order and the Confirmation Order shall have been entered, consistent in all material respects with the Plan Support Agreement, and such orders (a) shall not have been vacated or stayed, (b) shall not have been modified or amended in a manner inconsistent with the Plan Support Agreement, and (c) shall have become Final Orders;
6.    the Bankruptcy Court shall have entered the DIP Orders and the DIP Orders shall not have been vacated, stayed, revised, modified, or amended in any manner without the prior written consent of the DIP Agent and, to the extent set forth in the DIP Orders, the Credit Agreement Agent, and there shall be no default or event of default existing under the DIP Credit Agreement or the DIP Orders;
7.    the Amended Management Employment Agreements shall be assumed;
8.    the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

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9.    the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Amount;
10.    the Exit Facilities, in form and substance materially consistent with the Plan Support Agreement and Exit Facility Term Sheet, shall have been consummated (with all conditions precedent thereto having been satisfied or waived);
11.    the New Preferred Stock and the New Common Stock, in form and substance materially consistent with the Plan Support Agreement, New Preferred Equity Documentation, and New Preferred Equity Term Sheet, shall have been issued;
12.    all accrued and unpaid reasonable and documented fees and expenses of the Consenting Stakeholders (including any advisors thereto) in connection with the Restructuring Transactions shall have been paid in accordance with the terms and conditions set forth in the Plan Support Agreement, the DIP Orders, the DIP Credit Agreement, and the Credit Agreement, as applicable;
13.    the final version of the schedules, documents, and exhibits contained in the Plan Supplement, and all other schedules, documents, supplements and exhibits to the Plan, shall be consistent with the Plan Support Agreement in all material respects and otherwise approved by the parties to the Plan Support Agreement consistent with their respective consent and approval rights as set forth therein;
14.    the Debtors shall have conducted a good faith analysis of, and produced a written report in form and substance reasonably acceptable to the Required Consenting Revolver Lenders and the DIP Agent regarding, the Executory Contracts or Unexpired Leases, including the Cure costs associated therewith, and such written report shall have been delivered to the Required Consenting Revolver Lenders and the DIP Agent;
15.    any and all requisite governmental, regulatory, and third‑party approvals and consents shall have been obtained; and
16.    the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated herein in a manner consistent in all respects with the Plan Support Agreement, the Plan, and the Plan Supplement.

B.	Waiver of Conditions.
The conditions to Confirmation and Consummation set forth in this Article IX may be waived by the Debtors, with the written consent of the Required Consenting Revolver Lenders and the DIP Agent, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided that, notwithstanding the foregoing or anything else contained in this Plan to the contrary and so long as the Plan Support Agreement has not been terminated as to the Ad Hoc Term Loan Lender Group, the Debtors shall not waive the conditions to Confirmation and Consummation set forth in Article IX.1, 2, 4, 5, 11, 12, 13, or 16 without the written consent of the Required Ad Hoc Term Loan Lender Group.

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C.	Effect of Failure of Conditions.
If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.
Article X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.
Except as otherwise specifically provided in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided, that any modification or amendment that affects in any way (i) the Credit Agreement Secured Parties, the Credit Agreement Documentation, or the treatment of the Revolving Credit Facility Claims, the Secured Swap Claims, or the Term Loan Claims shall require the consent of the Credit Agreement Agent, (ii) the DIP Secured Parties, the DIP Loan Documents, or the treatment of the DIP Facility Claims shall require the consent of the DIP Agent, (iii) [the Senior Noteholders or the Senior Notes Documentation shall require the consent of the Senior Notes Trustee, or (iv)] the Exit RBL/Term Loan A Facility Secured Parties, the Exit Term Loan B Facility Secured Parties, or the Exit Facility Documentation shall require the consent of the applicable Exit Facility Agent; provided, further, that so long as the Plan Support Agreement has not been terminated as to the Ad Hoc Term Loan Lender Group any modification or amendment that directly affects the Ad Hoc Term Loan Lender Group, including any modification or amendment to Article III.B.4 (including the treatment described therein or any defined terms used therein or applicable thereto) or Article IX of the Plan (solely with respect to those conditions precedent that require the written consent of the Required Ad Hoc Term Loan Lender Group to waive), shall require the consent of the Required Ad Hoc Term Loan Lender Group.

B.	Effect of Confirmation on Modifications.
Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

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C.	Revocation or Withdrawal of Plan.
Subject to the terms of the Plan Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.
Article XI.
RETENTION OF JURISDICTION
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
1.    allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;
2.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
3.    resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;
4.    ensure that distributions to holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;

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5.    adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
6.    adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;
7.    enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;
8.    enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;
9.    resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;
10.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;
11.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII hereof and enter such orders as may be necessary to implement such releases, injunctions, and other provisions;
12.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K hereof;
13.    enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
14.    determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;
15.    enter an order concluding or closing the Chapter 11 Cases;
16.    adjudicate any and all disputes arising from or relating to distributions under the Plan;
17.    consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;
18.    determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

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19.    hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;
20.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
21.    hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article VIII hereof;
22.    enforce all orders entered by the Bankruptcy Court in the Chapter 11 Cases; and
23.    hear any other matter not inconsistent with the Bankruptcy Code.
As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents and the Exit Facilities and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.
Article XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.
Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.
On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.
All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by

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each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever comes first.

D.	Statutory Committee and Cessation of Fee and Expense Payment.
On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.

E.	Reservation of Rights.
Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns.
The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.
All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
1.    if to the Debtors, to:
Vanguard Natural Resources, Inc.
5847 San Felipe, Suite 3000        Houston, Texas 77057
Attention:    Scott R. Sloan (President and CEO)
Jonathan Curth (General Counsel)
Email address:    ssloan@vnrenergy.com

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jcurth@vnrenergy.com

with copies to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77008
Facsimile: (713) 836-3601
Attention:     Brian E. Schartz, P.C.
Email:         brian.schartz@kirkland.com
and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Facsimile: (212) 446-4900
Attention:    Christopher Marcus, P.C.
Aparna Yenamandra
Email:        christopher.marcus@kirkland.com
aparna.yenamandra@kirkland.com

and

Blank Rome LLP

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717 Texas Avenue, Suite 1400
Houston, Texas 77002
Facsimile:    (713) 228-6605
Attention:    James T. Grogan
Philp M. Guffy
E-Mail:        jgrogan@blankrome.com
pguffy@blankrome.com

2.    if to a Consenting Lender, to:
Citibank, N.A.
811 Main Street, Suite 4000
Houston, TX 77002
Attention:    Mr. Phil Ballard
E-mail:        phil.ballard@citi.com
with copies to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention:    Mitchell Seider
    Annemarie Reilly
E-mail:        mitchell.seider@lw.com
annemarie.reilly@lw.com

and

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Attention:    Adam Malatesta
E-mail:        adam.malatesta@lw.com

and

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200

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Houston, Texas 77002
Attention:    Timothy A. “Tad” Davidson II
E-mail:        TadDavidson@huntonak.com

and, with respect to those certain Term Loan Lenders represented by Brown Rudnick, LLP, with copies to:

Brown Rudnick LLP
One Financial Center
Boston, Massachusetts 02111
Attention:    Robert Stark
Steven Pohl
E-mail:        rstark@brownrudnick.com
spohl@brownrudnick.com

3.    if to a Consenting Senior Noteholder, to:
Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attention:    John F. Higgins
Eric M. English
M. Shane Johnson
Email:        jhiggins@porterhedges.com
eenglish@porterhedges.com
sjohnson@porterhedges.com

and
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:    Brian M. Resnick
Benjamin M. Schak

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E-mail:        brian.resnick@davispolk.com
benjamin.schak@davispolk.com

After the Effective Date, the Reorganized Debtors have authority to send a notice to Entities; provided that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.
Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.
Except as otherwise indicated, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Exhibits.
All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://cases.primeclerk.com/VNR or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy.

K.	Nonseverability of Plan Provisions.
If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such

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holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith.
Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases.
The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel.
Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

O.	Conflicts.
Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.
[Remainder of Page Intentionally Left Blank.]

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Dated: April 30, 2019	VANGUARD NATURAL RESOURCES, INC. on behalf of itself and all other Debtors

/s/ R. Scott Sloan
R. Scott Sloan President and Chief Executive Officer Vanguard Natural Resources, Inc.

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Exhibit B
Exit Facilities Term Sheet

VANGUARD NATURAL GAS, LLC
SUMMARY OF PROPOSED TERMS AND CONDITIONS
OF REVOLVING CREDIT FACILITY AND TERM FACILITY
This Summary of Proposed Terms and Conditions (the “Term Sheet”) outlines certain key terms of a proposed Amended and Restated Credit Facility and Term Loan Facility to be effective on the effective date of the Plan (as defined below). The outlined offered terms are subject to change, withdrawal or modification in the sole discretion of the Agents (as defined below) and/or the Loan Parties (as defined below). (For purposes of this Term Sheet, “Definitive Documentation” means all documents related to the Facilities (as defined below) and the Plan, including, without limitation, the Agreement to which this Term Sheet is appended, the Disclosure Statement, the Plan, and the Confirmation Order). No party shall be entitled to rely on any statement or representation made by any other party or its representatives except as ultimately set forth in final, executed Definitive Documentation, if any. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement to which this Term Sheet is appended or the Prepetition Credit Agreement (as defined below), as applicable.

Prepetition Facility:
The senior secured credit facility (the “Prepetition Facility”) provided by Citibank, N.A., as Administrative Agent under and as defined therein (the “Prepetition Agent”), and certain lenders (the “Prepetition Lenders”) pursuant to that certain Fourth Amended and Restated Credit Agreement dated as of August 1, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition Credit Agreement”) by and among the Borrower (together with its affiliated Chapter 11 debtors, the “Debtors”), as borrower thereunder, Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Parent”), as parent guarantor, the Prepetition Agent and the Prepetition Lenders.

Borrower:	Vanguard Natural Gas, LLC, a Kentucky limited liability company (the “Borrower”), as reorganized pursuant to the Plan and Confirmation Order.

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Guarantors:
The obligations of (a) the Borrower under the Facilities, (b) any Loan Party under any hedging agreements entered into between such Loan Party and any counterparty that is a Lender (as defined below) (or any affiliate thereof), and (c) any Loan Party under any treasury management arrangements between such Loan Party and a Lender (or any affiliate thereof) (such obligations, collectively, the “Obligations”) will be unconditionally guaranteed, on a joint and several basis, by the Parent (as reorganized through the Plan and Confirmation Order), each other entity formed or otherwise continuing through the Plan as a successor to the Debtors (other than, with respect to obligations under clause (a), the Borrower) and each other wholly-owned direct or indirect subsidiary of the Borrower (as reorganized through the Plan and Confirmation Order) (collectively with the Parent, the “Guarantors” and, collectively with the Borrower, the “Loan Parties”; and such guarantee being referred to as the “Guarantee”). All Guarantees shall be guarantees of payment and not of collection.

Notwithstanding the foregoing, Guarantors shall not include, except in the Borrower’s sole discretion, (a) any non-U.S. subsidiary, (b) any direct or indirect subsidiary of (I) a non-U.S. subsidiary or (II) a CFC Holding Company (as defined below), (c) any direct or indirect U.S. organized subsidiary of the Parent that owns no material assets other than (x) equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in, or debt issued by, one or more (A) non-U.S. subsidiaries, each of which is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code (a “CFC”) and/or (B) other CFC Holding Companies and (y) cash, cash equivalents and incidental assets related thereto held on a temporary basis (a “CFC Holding Company”) and (d) any other U.S. subsidiary of the Parent with respect to which a guarantee could result in an adverse tax or regulatory consequence to the Parent or any of its subsidiaries as determined in good faith by the Borrower.

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The Plan Support Agreement:
The Debtors, the Consenting Lenders and the Consenting Senior Noteholders (each as defined therein) shall enter into a plan support agreement to which this term sheet is attached as an exhibit (including all exhibits thereto, the “Agreement”), which agreement shall be in form and substance reasonably satisfactory to the Required Consenting Stakeholders (as defined below) and consistent in all respects with the terms provided for herein.

Required Consenting Stakeholders:	“Required Consenting Stakeholders” shall have the meaning set forth in the Agreement.
Chapter 11 Plan:
The Debtors shall seek confirmation of a chapter 11 plan (the “Plan”) in connection with the voluntary cases commenced by the Debtors on March 31, 2019 in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), which Plan shall (a) be consistent in all respects with this Term Sheet and the Agreement, (b) give effect to the transactions contemplated by this Term Sheet and the Agreement, and (c) otherwise be in form and substance reasonably satisfactory to the Required Consenting Stakeholders.

Lead Arranger and Bookrunner
Citigroup Global Markets Inc. (collectively with certain of its affiliates as may be appropriate to perform the work or consummate the transactions contemplated herein, “CGMI”) will act as lead arranger and bookrunner (in such capacity, including any affiliates acting in such capacity, collectively, the “Lead Arranger”). For purposes of this Commitment Letter, “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby.

Administrative Agent and Issuing Bank:
Citi, as administrative agent and issuing bank under the Revolving Facility (as defined below) and the Term Loan A Facility (as defined below) (in such capacities, respectively, the “First-Out Agent” or “Issuing Bank”, as the case may be).

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Term Loan B Agent:
Citi, as administrative agent under the Term Loan B Facility or another financial institution designated by Citi (in such capacity, the “Term Loan B Agent”, and together with the First-Out Agent, collectively, the “Agents”).

Collateral Agent:	Citi or another financial institution designated by Citi, as collateral agent for the secured parties under the Facilities (in such capacity, the “Collateral Agent”).
Lenders:
Initially, the Lenders in the First-Out Facility will be each Prepetition Lender holding Revolving Loans and electing to participate in the First-Out Facility and the Lenders in the Term Loan B Facility (as described and defined below) will be all Prepetition Lenders, in each case consistent with the Agreement (collectively, and together with any party that becomes a lender by assignment, the “Lenders”).

Facilities:
A senior secured, amended and restated “first-out” facility consisting of the Revolving Facility described below and the Term Loan A Facility (collectively, the “First-Out Facility”) and a “last-out” first lien Term Loan B Facility (as defined below, and together with the First-Out Facility, collectively, the “Facilities”), in each case, as more fully described below and which shall become effective on the effective date of the Plan (the “Plan Effective Date”).

(a)   First-Out Revolving Facility. Pursuant to the Plan, and as part of the treatment of their Obligations under the Plan, each Prepetition Lender that is a lender under the DIP Facility (each, a “DIP Electing Lender”) shall become revolving lenders on the Plan Effective Date (collectively, the “Revolving Lenders”) by agreeing to provide a lending commitment in respect of a senior secured first lien reserve-based revolving credit facility (each such Revolving Lender’s commitment, as reduced from time to time in accordance with the terms hereof, its “Revolving Commitment Amount” and such revolving facility, the “Revolving Facility” and the loans under such Revolving Facility, the “Revolving Loans”) in an amount equal to such Revolving Lender’s pro rata share of an aggregate $65 million (the aggregate revolving commitments for all Revolving Lenders, as reduced from time to time in accordance with the terms hereof, the “Maximum Revolving Commitments”). In accordance with the Plan, but subject to the required Excess Cash sweep on the Closing Date, the Revolving Facility shall be secured pari passu with the Term Loan A Facility and the Term Loan B Facility on a “first-out” basis.
(b)   Term Loan A Facility. A first lien “second-out” term loan facility in an aggregate principal amount equal to up to $65 million (the “Term Loan A Facility,” the loans thereunder, the “Tranche A Term Loans” and the Lenders thereunder, the “Term Loan A Lenders”). Pursuant to the Plan, the DIP Electing Lenders, as part of the treatment of their obligations under the Plan, shall become Term Loan A Lenders on the Plan Effective Date in respect of Tranche A Term Loans deemed made by such Term Loan A Lenders on the Plan Effective Date as “roll-up” paper (or similar) in an amount equal to the lesser of (i) such Term Loan A Lender’s Revolving Commitment Amount and (ii) such Term Loan A Lender’s Commitment in respect of New Money Loans (as such terms are defined in the DIP Credit Agreement). The Term Loan A Facility shall be secured in a manner pari passu with the Revolving Facility on a “second-out” basis.

(c)   Term Loan B Facility. A first lien “last-out” term loan facility in an aggregate principal amount equal to $350 million minus the amount of the Term Loan A Facility (the “Term Loan B Facility,” the loans thereunder, the “Tranche B Term Loans” and the Lenders thereunder, the “Term Loan B Lenders”). Pursuant to the Plan, the Prepetition Lenders, as part of the treatment of their obligations under the Plan, shall become Term Loan B Lenders on the Plan Effective Date in respect of Tranche B Term Loans deemed made by such Term Loan B Lenders on the Plan Effective Date as “take-back” paper (or similar) in an amount equal to such Term Loan B Lender’s pro rata share of the amount of the Term Loan B Facility. The Term Loan B Facility shall be secured in a manner pari passu with the Revolving Facility on a “last-out” basis.

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Without limiting the payment priority set forth in the mandatory and optional prepayment provisions below, all proceeds of Collateral (as defined below) after the occurrence and during the continuance of an Event of Default shall be allocated first, to pay all amounts outstanding under the Revolving Facility (including, without limitation, interest, principal, fees and cash-collateralization of Letters of Credit (as defined below)), second, to pay amounts outstanding under the Term Loan A Facility and third to pay amounts outstanding under the Term Loan B Facility.
The Revolving Facility will include a sub-facility for standby letters of credit (each, a “Letter of Credit”) in the aggregate principal amount not to exceed the lesser of (x) the Maximum Revolving Commitments, (y) the then-effective Borrowing Base, and (z) $5 million. For the avoidance of doubt, conditions to effectiveness of the Facilities (“Conditions to Effectiveness of Facilities”) shall include the following: (x) the conditions under the headings “Conditions to Closing” and “Conditions to All Extensions of Credit” below; (y) entry of an order by the Bankruptcy Court confirming the Plan, which shall be in form and substance reasonably satisfactory to the Agents (the “Confirmation Order”); and (z) the occurrence of the Plan Effective Date.

Any assignment under the First-Out Facility shall be required to include a proportional amount of both the Revolving Facility and the Term Loan A Facility.

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Amortization:
There shall be no amortization of Revolving Loans or Tranche B Term Loans.

Commencing with the first full fiscal quarter following the Closing Date, the Tranche A Term Loans shall be repaid in equal quarterly installments of 1.00% per annum of the original principal amount of the Tranche A Term Loans on each December 31, March 31, June 30 and September 30, with the balance payable on the Term Loan A Maturity Date.

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Borrowing Base and Borrowing Base Redetermination:
Availability under the Revolving Facility shall be subject to a reducing borrowing base (the “Borrowing Base”), which shall be initially determined and periodically redetermined (each such redetermination a “Borrowing Base Redetermination”) and reduced as set forth below.
On the Plan Effective Date, the initial Borrowing Base shall be deemed to equal $65 million. Thereafter, a Borrowing Base Redetermination shall occur on each April 1 and October 1 commencing on April 1, 2020 (the “First Scheduled Redetermination Date”).
Interim Borrowing Base Redeterminations shall be implemented (a) upon the request of the First-Out Agent or the requisite Lenders (“Lender Wild Card Redetermination”), or (b) after the First Scheduled Redetermination Date, upon the request of the Borrower; provided that (i) that there shall be no Lender Wild Card Redetermination prior to the First Scheduled Redetermination Date, (ii) there shall be no more than one Lender Wild Card Redetermination between each scheduled Borrowing Base Redetermination, and (iii) there shall be no more than one interim Borrowing Base Redetermination made at the request of the Borrower between each scheduled Borrowing Base Redetermination.
In the event the total outstanding balance of the Revolving Loans and other revolving credit exposure is greater than the then-effective Borrowing Base (such excess, a “Borrowing Base Deficiency”) as a result of a Borrowing Base Redetermination, the Borrower shall, within 15 days after notice from First-Out Agent of such Borrowing Base Deficiency, notify First-Out Agent of the Borrower’s election to exercise one, or a combination of, the following options in order to cure such Borrowing Base Deficiency: (a) repay the Borrowing Base Deficiency in a single lump sum for application to the Revolving Loans and other revolving credit exposure or (b) repay the Borrowing Base Deficiency in six monthly installments equal to one-sixth of such Borrowing Base Deficiency with the first such installment due 30 days after notice from First-Out Agent of such Borrowing Base Deficiency and each following installment due 30 days after the preceding installment for application to the Revolving Loans and other revolving credit exposure.

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Mandatory Borrowing Base Reductions
Any disposition of Oil and Gas Properties (as defined in the Prepetition Credit Agreement) (including through casualty and condemnation) and the net effect of hedge modifications and early terminations of hedges shall result in an automatic reduction of the Borrowing Base in an amount equal to 75% of the net cash proceeds received by the applicable Loan Party in connection with such disposition, hedge modification or hedge termination, with a corresponding permanent reduction in the Maximum Revolving Commitments.

Closing Date:	The Plan Effective Date (the “Closing Date”).
Use of Proceeds:
The proceeds of Revolving Loans and other extensions of credit made (as opposed to Revolving Loans, Tranche A Term Loans or Tranche B Term Loans deemed made on the Plan Effective Date) from time to time under the Revolving Facility shall be used to fund ongoing working capital requirements and other general corporate purposes of the Borrower and its subsidiaries.

Financing Documentation:
The Facilities will be documented on financing documents that are based on the Prepetition Credit Agreement; provided that (i) such documentation shall contain terms and conditions set forth in this term sheet and such other changes as may be mutually agreed by the Borrower and the Agents and (ii) the Term Loan B Facility shall be documented in a separate credit facility, subject to collateral agency agreement whereby the Collateral Agent is appointed to act as secured party and hold collateral for the benefit of all Facilities (collectively, such documentation, the “Financing Documentation” and the principles described therein, the “Documentation Principles”).

Collateral:	The Obligations will be secured by valid and perfected first-priority security interests in and liens on all of the following (collectively, the “Collateral”):

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(a) 100% of the equity interests of all present and future subsidiaries of any Loan Party (other than equity interests of non-wholly owned subsidiaries to the extent a lien in favor of the Collateral Agent cannot be granted without the consent of one or more third parties (other than the Parent and its subsidiaries and their respective affiliates) of any Loan Party);
(b) substantially all of the tangible and intangible personal property and assets of the Loan Parties (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intercompany loans, intellectual property and other general intangibles, deposit accounts, securities accounts and other investment property and cash); and
(c) Oil and Gas Properties representing not less than (i) 95% of present value of the total proved reserves of the Loan Parties included in the most recent reserve report and (ii) 95% of the total value of all other Oil and Gas Properties of the Loan Parties included in the most recent reserve report, in each case, subject to customary exceptions to be agreed.

All such security interests in personal property and all liens on Oil and Gas Properties and other real property will be created pursuant to the Financing Documentation and otherwise subject to the Documentation Principles. Notwithstanding the foregoing, the Collateral shall not include voting capital stock or equity interests of any CFC Holding Company or any non-U.S. subsidiary in excess of 65%.

Interest Rates:
At the Borrower’s option, the Revolving Loans will bear interest based on the Base Rate or LIBOR, plus the applicable Revolving Interest Margin (as defined below).
The interest margin for Revolving Loans (the “Revolving Interest Margin”) shall be based upon utilization of the Borrowing Base (expressed as a percentage of outstanding loans and Letters of Credit under the Revolving Facility divided by the Borrowing Base) according to the following grid:

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(a) in the case of the Revolving Facility, based upon utilization of the Borrowing Base (expressed as a percentage of outstanding Revolving Loans and Letters of Credit under the Revolving Facility divided by the Borrowing Base) an interest margin according to the following grid:

(b) the Tranche A Term Loans will bear interest based on LIBOR, plus 400 bps;
(c) the Tranche B Term Loans will bear interest based on LIBOR, plus 750 bps;

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Fees:
(a)   Unused Line Fee. The Borrower shall pay to the First-Out Agent, for the account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount per annum equal to the rate set forth in the preceding grid on the average daily unused portion of the Maximum Revolving Commitments, payable quarterly in arrears.
All accrued Unused Line Fees will be fully earned and due and payable quarterly in arrears for the account of the Revolving Lenders (other than any defaulting lenders) under the Revolving Facility and will accrue from and after the Closing Date.
(b)   Upfront Fees. The Borrower shall pay to Citi, for the pro rata account of each of the Lenders, upfront fees in an aggregate amount equal to 45 bps of the aggregate amount of the Facilities, which shall be fully earned and will be due and payable in full in cash on the Closing Date.
(c)   Letter of Credit Fees. The Borrower shall pay to the First-Out Agent for the account of the Revolving Lenders a Letter of Credit fee (due quarterly) equal to the product of the LIBOR Margin and the undrawn amount of each Letter of Credit. In addition, Borrower shall pay to the First-Out Agent for the account of any Issuing Bank a fronting fee equal to the product of 0.375% and the undrawn amount of each Letter of Credit.
(d)   Other Fees. Such other fees set forth in any fee letter (or similar) between the applicable Agent and/or Lead Arranger and the Borrower.

Maturity Date:
(a)   Revolving Facility. The final maturity of the Revolving Facility will occur on the three year anniversary of the Closing Date.
(b)   Term Loan A Facility. The final maturity of the Term Loan A Facility will occur on the three year anniversary of the Closing Date (the “Term Loan A Maturity Date”).
(c)   Term Loan B Facility. The final maturity of the Term Loan B Facility will occur on the 42-month anniversary of the Closing Date (the “Term Loan B Maturity Date”).

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Mandatory Prepayments (Revolving Facility):
(a)   Borrowing Base Redeterminations. The Borrower shall prepay (and/or cash-collateralize Letters of Credit) Revolving Loans and other revolving credit exposure under the Revolving Facility in the amount of any Borrowing Base Deficiency arising or resulting from the circumstances described under the sections titled “Borrowing Base and Borrowing Base Redetermination” as set forth in such sections.
(b) Borrowing Base Reductions. The Borrower shall prepay (and/or cash-collateralize Letters of Credit) Revolving Loans and other revolving credit exposure under the Revolving Facility in the amount of 100% of any net cash proceeds received by a Loan Party arising or resulting from the circumstances described under the section titled “Mandatory Borrowing Base Reductions” above.
(c) Excess Cash. The Borrower shall prepay such Revolving Loans (and cash-collateralize Letters of Credit) with 100% of all cash and cash equivalents of the Loan Parties, minus Excluded Funds (to be defined substantially consistent with the Prepetition Credit Agreement), in excess of $25 million on the 15th day of each month (or if the 15th day of the applicable month is not a business day, then the first business day thereafter); provided that if the Borrowing Base is less than $10 million, the preceding $25 million dollar amount shall be increased to $35 million.
All such mandatory prepayments will be applied to prepay outstanding Revolving Loans (without a permanent reduction to the Maximum Revolving Commitments (except as required in connection with any Borrowing Base reduction described in the section titled “Mandatory Borrowing Base Reductions”) and, in the case of clauses (a) and (b) of this section, to cash-collateralize Letters of Credit outstanding under the Revolving Facility.

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Zero Borrowing Base Effective Date:
The “Zero Borrowing Base Effective Date” shall occur when (a) the Revolving Loans have been repaid in full, (b) any Letters of Credit outstanding under the Revolving Facility have been cash collateralized in full, and (c) the Borrowing Base has been reduced to zero.
Upon occurrence of the Zero Borrowing Base Effective Date, Revolving Lenders will have the option to exit the Revolving Facility or remain a Revolving Lender under the Revolving Facility. For avoidance of doubt, the Revolving Facility will not terminate solely due to the occurrence of the Zero Borrowing Base Effective Date, but shall remain in effect and shall continue to secure, on a senior secured “first out” basis the obligations of any Loan Party under any hedging agreements entered into between such Loan Party and any counterparty that is a Lender (as defined herein) (or any affiliate thereof), and any Loan Party under any treasury management arrangements between such Loan Party and a Lender (or any affiliate thereof).

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Mandatory Prepayments (Term Loan A Facility):
After the Revolving Loans have been repaid in full and any Letters of Credit outstanding under the Revolving Facility have been cash collateralized in full, the Tranche A Term Loans under the Term Loan A Facility shall be prepaid, without premium or penalty or LIBOR breakage costs with:

(a) the proceeds of asset sales, casualty events and indebtedness that is not permitted, pursuant to terms and provisions that are customary for term loans of the type contemplated herein, and

(b) 100% of all cash and cash equivalents of the Loan Parties, minus Excluded Funds, in excess of (i) if a Borrowing Base is in effect under the Revolving Facility, $25 million, and (ii) if no Borrowing Base is in effect under the Revolving Facility, $35 million, in each case, on the 15th day of each month (or if the 15th day of the applicable month is not a business day, then the first business day thereafter).

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Mandatory Prepayments (Term Loan B Facility):
After indefeasible payment or satisfaction in full, in cash, of (i) the Revolving Loans and other obligations outstanding under the Revolving Facility and cash collateralization (or other arrangement satisfactory to the applicable Issuing Bank) of Letters of Credit outstanding under the Revolving Facility and the occurrence of the Zero Borrowing Base Effective Date, and (ii) the Tranche A Term Loans under the Term Loan A Facility, the Tranche B Term Loans under the Term Loan B Facility shall be prepaid, without premium or penalty or LIBOR breakage costs with:

(a) the proceeds of asset sales, casualty events and indebtedness that is not permitted, pursuant to terms and provisions that are customary for term loans of the type contemplated herein, and

(b) 100% of all cash and cash equivalents of the Loan Parties, minus Excluded Funds, in excess of $35 million, in each case, on the 15th day of each month (or if the 15th day of the applicable month is not a business day, then the first business day thereafter).

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Optional Prepayments and Commitment Reductions (Revolving Facility):
Loans under the Revolving Facility may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice to the First-Out Agent and in minimum principal amounts and in multiples to be agreed upon with the First-Out Agent, without premium or penalty (except LIBOR breakage costs). Any optional prepayment of the Revolving Facility will be applied to prepay outstanding loans and cash-collateralize Letters of Credit outstanding under the Revolving Facility (except as otherwise set forth herein, without a permanent reduction in Maximum Revolving Commitments unless so elected by the Loan Parties).
The unutilized portion of the Maximum Revolving Commitments may be terminated, in whole or in part, at the option of the Borrower, upon notice to the First-Out Agent and in minimum principal amounts and in multiples to be agreed upon with the First-Out Agent.

Optional Prepayments (Term Loan A Facility):
The Tranche A Term Loans may be prepaid, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs), to the extent such prepayments are permitted by the Financing Documentation; provided that (A) the Revolving Loans have been repaid in full and any Letters of Credit outstanding under the Revolving Facility have been cash collateralized in full, (B) liquidity on a pro forma basis is not less than $35 million and (C) no default or event of default exists or would result from such prepayment.

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Optional Prepayments (Term Loan B Facility):
The Tranche B Term Loans may be prepaid, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs), to the extent such prepayments are permitted by the Financing Documentation; provided that (i) the Revolving Facility and the Term Loan A Facility have been indefeasibly repaid in full, the occurrence of the Zero Borrowing Base Effective Date and all commitments under the Term Loan A Facility have terminated, and (ii) prior to the first anniversary of the Closing Date optional prepayments shall be required to be accompanied by the payment of a premium equal to 1.00% of the principal prepaid on such date.

Conditions to Closing:
In addition to the conditions set forth in the section titled “Conditions to All Extensions of Credit”, the closing of the Facilities will be subject to satisfaction of typical and customary conditions precedent, including but not limited to the following:

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1. the Plan, the Confirmation Order, and any related order of the Bankruptcy Court (and any amendments or modifications to any of the foregoing) shall be in form and substance reasonably satisfactory to the Agents, including approval of the Facilities and releases and exculpations;
2. the Confirmation Order shall be Final and in full force and effect (as used herein, “Final” shall mean an order or judgement of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which (i) the time to appeal, petition for certiorari, or move for reargument or rehearing (other than a request for a rehearing under Federal Rule of Civil Procedure 60(b), which shall not be considered for purposes of this definition) has expired and no appeal or petition for certiorari has been timely taken, or (ii) any timely appeal that has been taken or any petition for certiorari that has been or may be timely filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or has otherwise been dismissed with prejudice;
3. the Agreement shall be in full force and effect and any Order approving the assumption of the same shall not have been stayed, reversed, vacated or otherwise modified in a manner materially adverse to interests of the Agents and the Revolving Lenders or otherwise contrary to this Term Sheet or the Definitive Documentation and all conditions to effectiveness of the Definitive Documentation shall have occurred or been waived by the respective parties thereto having the authority to waive such conditions;
4. the Plan Effective Date shall have occurred, all conditions precedent to the confirmation and effectiveness of the Plan, as set forth in the Plan, shall have been fulfilled or waived as permitted therein, including, without limitation, all transactions contemplated in the Plan or in the Confirmation Order to occur on the Plan Effective Date shall have been substantially consummated in accordance with the terms thereof and in compliance with applicable law, Bankruptcy Court and regulatory approvals;
5. no motion, action, or proceeding by any creditor or other party-in-interest to the Chapter 11 Cases that could materially adversely affect the Plan, the consummation of the Plan, the business or operations of the Borrower, or the transactions contemplated by the Facilities or the Plan shall be pending;
6. the Agents shall have received satisfactory evidence as to the payment in full on the Plan Effective Date of all material administrative expense claims, priority claims and other claims required to be paid upon the Plan Effective Date;
7. there shall have been no material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Loan Parties taken as a whole (other than as a result of the events leading up to, directly arising from or direct effects of the commencement or continuance of the bankruptcy proceedings) from the date of the execution and delivery by the Lenders of the Agreement through the Closing Date;
8. (a) execution and delivery of the Financing Documentation, and (b) the Agents, the Term Loan A Lenders, the Term Loan B Lenders and Revolving Lenders will have received (i) customary legal opinions as to the Loan Parties and the Financing Documentation (including, without limitation, customary opinions of local counsel), (ii) customary evidence of authority and incumbency, customary officers’ certificates, good standing certificates, in each case with respect to the Borrower and the Guarantors, and a solvency certificate for the Borrower and its subsidiaries on a consolidated basis after giving effect to the transactions contemplated by this Term Sheet and the Plan on the Closing Date, and (iii) flood hazard diligence and documentation as required by the federal Flood Disaster Protection Act of 1973 or otherwise in a manner satisfactory to the Lenders;
9. all documents and filings required to perfect or evidence the Collateral Agent’s first priority security interest in and liens on the Collateral (including, without limitation, all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers, all UCC financing statements to be filed in the applicable government UCC filing offices, all intellectual property security agreements to be filed with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, all deposit account and securities account control agreements and all mortgages, deeds of trust and real property filings) shall have been executed and/or delivered and, to the extent applicable, be in proper form for filing;
10. the holders of claims against the Debtors arising under the Prepetition Facility, including, without limitation, the Obligations (as defined in the Prepetition Credit Agreement) (the “Prepetition Obligations”) shall receive the treatment outlined in this Term Sheet, the Agreement, and the Plan, and the holders of claims against the Debtors under the DIP Facility shall have received the treatment under the Plan and the commitments thereunder shall have been terminated, and all security interests related thereto shall have either (a) been terminated or (b) been amended and restated to secure the Obligations under the Facilities, in either case concurrently with the Closing Date;
11. the Agents shall have received an ACORD evidence of insurance certificate evidencing coverage of the Loan Parties and their respective subsidiaries and naming the Collateral Agent in such capacity for the Lenders as additional insured on all liability policies and loss payee on all property insurance policies;
12. all required governmental and third party consents and approvals shall have been obtained and shall be in full force and effect;
13. all fees and, to the extent invoiced at least one (1) business day prior to the Closing Date, out-of-pocket expenses, required to be paid on the Closing Date under the Plan in connection with the Facilities, including the reasonable fees and expenses of one primary counsel, one local counsel in each appropriate jurisdiction, and financial advisors to the Agents, and any audit and appraisal fees and expenses, shall have been paid in full in cash;
14. Debtors shall have paid to the Prepetition Lenders holding Revolving Loans all other payments as provided for in any final orders entered in connection with the Agreement and/or use of cash collateral, and the Plan, which amounts shall be applied to the repayment of the Prepetition Obligations in accordance with the Plan;
15. the Agents shall be in receipt of one or more collateral agency agreements, which shall, subject to the Documentation Principles, contain terms and provisions satisfactory to the Agents in their sole discretion, duly executed and delivered by the Loan Parties, the Collateral Agent and the Agents;
16. after giving effect to the transactions contemplated hereby and under the Plan on the Closing Date, the Borrower and the other Loan Parties shall not have any Excess Cash, or shall prepay the Revolving Loans on the Closing Date such that, after giving effect to such prepayment, the Borrower and the other Loan Parties do not have any Excess Cash;
17. if the Plan Effective Date occurs on or after September 1, 2019, the First-Out Agent shall have received a reserve report, dated as of June 30, 2019, prepared by a third party petroleum engineers satisfactory to the First-Out Agent, which report shall use economic parameters (including but not limited to, hydrocarbon prices, escalation rates, discount rate assumptions, and other economic assumptions) acceptable to First-Out Agent;
18. the Agents shall have received an updated business plan for the Borrower and its subsidiaries after giving effect to the transactions contemplated hereby and under the Plan on the Closing Date; and
19. the Borrower and the other Loan Parties (other than the Parent) shall demonstrate minimum liquidity on the Closing Date in an amount to be agreed, after giving effect to the transactions contemplated hereby and under the Plan.

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Conditions to All Extensions of Credit:
Each extension of credit under the Facilities will be subject to satisfaction of the following: (a) all of the representations, warranties, and covenants in the Financing Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, or if such representation speaks as of an earlier date, as of such earlier date; (b) no default or event of default under the Facilities shall have occurred and be continuing or would result from such extension of credit; (c) delivery of a customary borrowing notice; and (d) the Loan Parties shall be in compliance with the anti-hoarding requirements, before and after giving effect to such extension of credit.

Cash Management:
The Loan Parties and their subsidiaries shall maintain their cash management system as it existed prior to the Closing Date, with such changes as may be mutually agreed by the Agents and the Borrower. Notwithstanding anything to the contrary contained herein, in no event shall any Loan Party be required to make subject to an account control agreement any Excluded Account (all accounts other than (a) Excluded Accounts (as defined below), and (b) accounts not subject to account control agreements pursuant to this sentence, collectively, “Controlled Accounts”). Each Controlled Account shall be subject to a control agreement, in form and substance satisfactory to the Agent, which agreement shall transfer control of such account to the Agent upon delivery of notice by the Agent to the financial institution maintaining such account.
As used herein, “Excluded Accounts” means with respect to the Borrower or any Subsidiary, each deposit account that is not required to be subject to an account control agreement, to the extent such deposit account is solely (a) a payroll account containing a balance not exceeding the amount of payroll expenses for one payroll period at any time, (b) a tax withholding account, (c) zero balance accounts (other than lockbox accounts, to the extent account control agreements are permitted by the applicable depository bank), (d) a petty cash account containing a balance not exceeding $50,000 per account at any time and not to exceed $250,000 for all such petty cash accounts in the aggregate, or (e) a trust account holding royalty payment and working interest payments solely to the extent constituting property of a third party held in trust.

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Representations and Warranties:
Subject to the Documentation Principles, the Financing Documentation will contain representations and warranties subject to exceptions are customary for transactions of this type as mutually agreed (which will be applicable to the Loan Parties and their subsidiaries).

Affirmative Covenants:
Subject to the Documentation Principles, the Financing Documentation will contain affirmative covenants subject to limitations and modifications as are customary for transactions of this type as mutually agreed (which will be applicable to the Loan Parties and their subsidiaries).
On or before March 1 and September 1 of each year, commencing with the first such date to occur after the Closing Date, the Borrower shall furnish to the First-Out Agent and the Lenders a reserve report evaluating the proved Oil and Gas Properties of the Loan Parties as of the immediately preceding January 1 and July 1. The reserve report as of January 1 of each year shall be prepared by one or more approved petroleum engineers. The July 1 reserve report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower and such reserve report shall be accompanied by customary certifications of such chief engineer and a responsible officer of the Borrower.

Negative Covenants:	The Financing Documentation will contain negative covenants subject to exceptions, limitations, baskets and modifications as are reasonably acceptable to the Agents:
(a) limitation on liens; (b) limitation on disposition of assets;
(c) limitation on consolidations, mergers dissolutions and divisions; (d) limitation on loans, investments and acquisitions of property;

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(e) limitations on indebtedness including, without limitation, a prohibition on the incurrence of third party indebtedness for borrowed money;
(f) limitations on transactions with affiliates;
(g) limitations on margin stock;
(h) limitations on contingent obligations;
(i) limitations on restricted debt payments;
(j) limitations on restricted payments other than permitted tax distributions;
(k) limitations on derivative contracts (as set forth in greater detail below);
(l) limitations on change in business nature, amendments to organization documents, documents governing material indebtedness and corporate structure;
(m) limitations on accounting changes;
(n) ERISA compliance; and
(o) limitations on restrictions affecting the ability of subsidiaries to guarantee the loans, grant liens securing the loans or make distributions to the Borrower.

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Financial Covenants:
The First-Out Facility will contain the following financial covenants, calculated on a quarterly basis:
Leverage Ratio: consolidated total debt to EBITDA may not exceed 4.0 to 1.0 as of the last day of any fiscal quarter. EBITDA shall be calculated at the end of each fiscal quarter using the results of the twelve month period ending with that fiscal quarter end.
Current Ratio: Consolidated current assets divided by consolidated current liabilities may not be less than 1.0 to 1.0 on a fiscal quarter basis.
The Term Loan B Facility will contain the following financial covenant, calculated on the “as of” date of each semi-annual reserve report:
Proved Developed Producing Reserve Coverage Ratio: present value of proved developed producing reserves to consolidated total debt may not be less than 1.0 to 1.0 as of each January 1 and July 1.

Hedging Requirements:
All hedging agreements shall be entered into, on a secured basis, with a Lender (or an affiliate thereof), as the hedging counterparty, or on an unsecured basis with counterparties reasonably acceptable to the Agents; provided that no Borrowing Base value shall be given to any such unsecured hedging agreements. Maximum hedging limitations and minimum hedging requirements to be agreed.

Events of Default:
Subject to the Documentation Principles, substantially similar to the events of default in the Prepetition Credit Agreement, except as mutually agreed with the Agent and as otherwise set forth in this Term Sheet, each subject to limitations and modifications as are customary for transactions of this type as mutually agreed (which will be applicable to the Loan Parties and their subsidiaries).

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Amendments and Waivers:
Amendments and waivers of the Financing Documentation will require the approval of the Lenders holding more than 50% of the applicable Facility, except that the consent of (a) Revolving Lenders holding more than 66-2/3% of the Aggregate Commitments of the Revolving Lenders shall be required to decrease or maintain the Borrowing Base, (b) each Lender under the applicable Facility shall be required in connection with (i) changing any provision specifying the number or percentage of Lenders required to amend or waive any Financing Documentation in respect of the matters described in this clause (b) and clause (c) below and (ii) releasing any guarantor (except in connection with a permitted transaction) or all or substantially all of the Collateral, and (c) each affected Lender shall be required in connection with (i) any increase or extension of its commitment, (ii) the postponement of any scheduled date for payment of principal, interest, fees or other amount payable to such Lender, and (iii) any reduction in the principal amount of any loan, interest rate, fee or other amount payable to such Lender.

Assignments:	Any assignment under the First-Out Facility shall be required to include a proportional amount of both the Revolving Facility (if then in effect) and the Term Loan A Facility.
Expenses and Indemnification:	Subject to the Documentation Principles, customary for facilities of this type
Governing Law and Forum:	New York.

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ANNEX A
GUARANTORS

Guarantor	Jurisdiction of Organization
Vanguard Natural Resources, Inc.	Delaware
Vanguard Operating, LLC	Delaware
VNR Holdings, LLC	Delaware
Escambia Asset Co. LLC	Delaware
Escambia Operating Co. LLC	Delaware
Eagle Rock Energy Acquisition Co., Inc.	Delaware
Eagle Rock Energy Acquisition Co. II, Inc.	Delaware
Eagle Rock Upstream Development Company, Inc.	Delaware
Eagle Rock Upstream Development Company II, Inc.	Delaware
Eagle Rock Acquisition Partnership, L.P.	Delaware
Eagle Rock Acquisition Partnership II, L.P.	Delaware

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Exhibit C
Preferred Equity Term Sheet

Class	Material Economic Terms
Holders of Allowed Revolving Credit Facility Claims and Secured Swap Claims (on a pro rata basis)
Preferred Class A
•    Amount: not less than 86.1% of Preferred Class A, with amount based on Allowed Revolving Credit Facility Claims and Secured Swap Claims, less Exit Term Loan A and Exit Term Loan B
•    Redemption: Redeemable after repayment of Exit Term Loan B
•    Non-Cash Dividend Rate: L+950

Holders of Allowed Term Loan Claims (on a pro rata basis)
At the election of each such Holder, Option 1 or Option 2:
Option 1 – Preferred Class A:
•
Amount: not greater than 13.9% of Preferred Class A, with amount based on 50% of Allowed Term Loan Claims

•    Redemption: Redeemable after repayment of Exit Term Loan B

•    Non-Cash Dividend Rate: L+950

Option 2 – Preferred Class B:
•    Amount: 100% of Preferred Class B with amount based on Allowed Term Loan Claims

•    Redemption: Redeemable after repayment of Preferred Class A

Non-Cash Dividend Rate: L+1050

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Exhibit D
Provision for Transfer Agreement
The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Plan Support Agreement, dated as of __________ (the “Agreement”), by and among Vanguard Natural Resources, Inc., and its affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” and a “Consenting Lender,” or a “Consenting Senior Noteholder” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:
______________________________________
Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Revolving Credit Facility
Senior Secured Swaps
Term Loans
Senior Notes
Equity Interests

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Exhibit E
Form of Joinder
The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Plan Support Agreement, dated as of __________ (the “Agreement”), by and among Vanguard Natural Resources, Inc., a company incorporated under the Laws of Delaware (“Vanguard”) and its affiliates bound thereto and the Consenting Stakeholders and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Lender,” or a “Consenting Senior Noteholder” under the terms of the Agreement.
The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder and any further date specified in the Agreement.
Date Executed:
______________________________________
Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Revolving Credit Facility
Senior Secured Swaps
Term Loans
Senior Notes
Equity Interests

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